Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

AFFINITY ADVISORY HOLDINGS CORP.,

AFFINITY ADVISORY NETWORK, LLC,

AAN WEALTH ADVISORS, LLC,

HIH M MFTG TRUST,

THE HALL COMPANIES CORPORATE OHIO LEGACY TRUST

and

ROBERT HALL

Dated as of June 2, 2026

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Annexes

Annex A	Defined Terms
Annex B	Sellers; Allocable Portions; Ownership
Annex C	Lock-Up Provisions

Exhibits

Exhibit A	Accounting Principles
Exhibit B	Example Calculation of Net Working Capital
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Stockholders’ Agreement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT dated as of June 2, 2026, is by and among (a) Affinity Advisory Holdings Corp., a Delaware corporation (“Buyer”), (b) Affinity Advisory Network, LLC, an Ohio limited liability company (“Affinity”), (c) AAN Wealth Advisors, LLC, an Ohio limited liability company (“AAN” and together with Affinity, the “Companies” and each, a “Company”), (d) Holly A. Postlewaite, as Trustee of the HIH M MFTG Trust, dated January 1, 2026 (“Seller 1”), (e) Joshua A. Postlewaite, as Trustee of The Hall Companies Corporate Ohio Legacy Trust, dated January 1, 2024 (“Seller 2” and together with Seller 1, the “Trust Sellers” and each, a “Trust Seller”) and Robert Hall (“Hall” and together with the Trust Sellers, the “Sellers” and each a “Seller”, and together with Buyer and the Companies, collectively, the “Parties” and each, a “Party”). Capitalized terms used herein shall have the meanings given to such terms in Annex A of this Agreement.

W I T N E S S E T H :

WHEREAS, the Sellers, directly or indirectly, own, in the aggregate (with Hall being the sole beneficiary of each Trust Seller), all of the issued and outstanding equity interests in the Companies as set forth on Annex B hereto (collectively, the “Company Interests,” and, with respect to each Seller, such Seller’s “Company Interest”);

WHEREAS, each of Seller 1 and Seller 2 desires to transfer, assign and sell to Buyer, and Buyer desires to purchase from each Trust Seller, such Trust Seller’s right, title and interest in and to the Company Interests constituting one hundred percent (100%) of the issued and outstanding equity interests of Affinity and AAN, respectively (the “Purchased Interests”), in accordance with and subject to the terms and conditions set forth herein; and

WHEREAS, on the date hereof, and concurrently with the execution and delivery of this Agreement, Buyer or one of its Affiliates, on the one hand, and Hall, on the other hand, are entering into an employment agreement to be effective and contingent upon the occurrence of the Closing (the “Key Person Employment Agreement”).

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties hereby agree as follows:

Article I

PURCHASE AND SALE

Section 1.1 Purchase and Sale of the Purchased Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase and acquire from each Trust Seller, and each Trust Seller shall sell, transfer, convey and deliver to Buyer, all right, title and interest in and to the Purchased Interests held by such Seller, in each case free and clear of all Liens (other than restrictions on transfer arising under the Securities Act and applicable state securities Laws), in exchange for such Trust Seller’s Allocable Portion of (a) the Closing Cash Consideration, (b) the Nu Ride Class A Common Stock Consideration, (c) the Buyer Stock Consideration and (d) the Trust Sellers’ right to receive the Earnout Payment, if any, subject to Section 1.5.

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the sale of the Purchased Interests (the “Closing”) shall take place by exchange of signature pages by email, fax or other electronic transmission as promptly as practicable, that is two (2) Business Days after all of the conditions in Article VI have been satisfied or waived (other than conditions that relate to actions to be taken, or documents to be delivered, at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or such other date as may be mutually agreed to by Buyer and the Sellers (the date on which the Closing actually occurs, the “Closing Date”).

Section 1.3 Deliveries at Closing. At the Closing,

(a)	Buyer will:

(i)	Pay, or cause to be paid, to the Trust Sellers (in accordance with their respective Allocable Portions) an aggregate amount equal to (A) the Estimated Closing Cash Consideration less (B) the Escrow Amount, by Wire Transfer to the account designated by the Sellers at least five (5) Business Days prior to the Closing Date;

(ii)	Issue, or cause to be issued, to each Trust Seller, such Trust Seller’s Allocable Portion of the Nu Ride Class A Common Stock Consideration and direct the transfer agent for such Nu Ride Class A Common Stock to issue a confirmation to each Trust Seller as promptly as practicable after Closing;

(iii)	Issue, or cause to be issued, to each Trust Seller, such Trust Sellers’ Allocable Portion of the Buyer Stock Consideration and to deliver any applicable share certificates or book-entry confirmations for such Buyer Common Stock evidencing such issuance;

(iv)	Pay, or cause to be paid, to the Escrow Agent the Escrow Amount by Wire Transfer to an account designated in writing by the Escrow Agent;

(v)	Pay, or cause to be paid all amounts necessary to discharge fully the arrangements evidencing Estimated Indebtedness set forth on Section 1.3(a)(v) of the Seller Disclosure Schedule, in each case by Wire Transfer and in accordance with the Payoff Letters;

(vi)	Pay, or cause to be paid, on behalf of the Companies, all amounts necessary to discharge fully all Estimated Transaction Expenses, in each case, by Wire Transfer to the account designated for the applicable payee in writing by the Sellers at least five (5) Business Days prior to the Closing Date;

(vii)	deliver, or cause to be delivered, to the Sellers a certificate, dated as of the Closing Date, signed by an executive officer of Buyer as to the matters contained in paragraphs (a) and (b) of Section 6.3

(viii)	deliver, or cause to be delivered, to the Sellers, a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(ix)	deliver, or cause to be delivered, to Sellers, a copy of the Stockholders’ Agreement, duly executed by Buyer; and

(x)	deliver, or cause to be delivered, to the Sellers, each Ancillary Agreement to which Buyer or any of its Affiliates is a Party to the extent not executed and delivered prior to the Closing, duly executed by such Person.

(b)	Sellers shall deliver, or cause to be delivered, to Buyer:

(i)	good and valid title to all of the Purchased Interests, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws), together with any certificates representing the Purchased Interests and duly executed instruments evidencing the assignment of the Purchased Interests, including an executed assignment agreement, in the form of Exhibit C attached hereto (the “Assignment Agreement”);

(ii)	for each Company, a certificate of good standing (or its equivalent) from the Secretary of State of the State in which such Company was incorporated or organized and each other jurisdiction in which such Company is qualified to do business as a foreign entity, in each case dated as of a date within five (5) Business Days prior to the Closing Date;

(iii)	evidence reasonably satisfactory to Buyer that all of the agreements and arrangements specified on Section 1.3(b)(iii) of the Seller Disclosure Schedule have been terminated and are of no further force or effect without any further liabilities of any member of the Company Group thereunder or in connection therewith;

(iv)	all governmental and regulatory consents, approvals, licenses and authorizations identified on Section 1.3(b)(iv) of the Seller Disclosure Schedule;

(v)	all third party Consents, waivers and approvals identified on Section 1.3(b)(v) of the Seller Disclosure Schedule;

(vi)	each Ancillary Agreement to which any Seller or member of the Company Group is a party not executed and delivered prior to the Closing, duly executed by such Person;

(vii)	certificates as to certain matters contained in Section 6.2 dated as of the Closing Date signed by the executive officers of the Sellers and Companies;

(viii)	certificates, in form and substance reasonably acceptable to the Buyer, dated as of the Closing Date signed by Hall and the Trustees and executive officers of the Trust Sellers and Companies, respectively, certifying as to the (1) full force and effect of the Organizational Documents of the Trust Sellers and the Companies attached to such certificates as exhibits, and the (2) accuracy and full force and effect of resolutions attached as one or more exhibits to such certificates and adopted by the board of directors (or equivalent governing body) of the Trust Sellers and the Companies, respectively, authorizing the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; and

(ix)	a duly completed and executed IRS Form W-9 by each Seller (or, if Seller is disregarded for U.S. federal income tax purposes, its regarded owner);

(x)	duly executed letters of resignation, effective as of the Closing, in form and substance reasonably satisfactory to Buyer, from each director, manager and officer of the Company Group (in their capacities as such), each of which is identified on Section 1.3(b)(x) of the Seller Disclosure Schedule;

(xi)	amended and restated limited liability agreements for the Companies in customary form for wholly owned subsidiaries in the forms provided by Buyer, to become effective upon Closing;

(xii)	evidence that the Company Group has purchased and bound the Tail Policy in accordance with Section 5.13(a);

(xiii)	invoices with respect to all Transaction Expenses (other than compensatory Transaction Expenses, if any), which shall provide for instructions and amounts for payment of such Transaction Expenses (including a duly completed and executed IRS Form W-9 by each vendor to be paid);

(xiv)	except as otherwise provided for herein, duly executed copies of the payoff letters (in form and substance reasonably satisfactory to Buyer) issued with respect to such Indebtedness being paid-off at Closing, which shall provide for instructions and amounts for payment and the automatic release, upon receipt of such amount, of all Liens over the properties and assets of the Company Group securing all obligations under such Indebtedness and authorizing Buyer (or its designee) to file any necessary UCC-3 or other termination statements with respect thereto, including releases of security interests in Intellectual Property (which are suitable for filing with the United States Patent and Trademark Office or United States Copyright Office) (the “Payoff Letters”); provided, that the Sellers shall have delivered a substantively final version of the Payoff Letters at least five (5) Business Days prior to the Closing reflecting all of the foregoing information;

(xv)	a copy of the Escrow Agreement, duly executed by the Sellers and the Escrow Agent;

(xvi)	a copy of the Stockholders’ Agreement, duly executed by Sellers; and

(xvii)	all other previously undelivered documents required to be delivered by any Sellers, any member of the Company Group or any of their respective Affiliates pursuant to this Agreement or the Ancillary Agreements.

Section 1.4 Closing Purchase Price Adjustment.

(a)	No later than five (5) Business Days prior to the scheduled Closing Date, the Sellers shall prepare, or cause to be prepared, and deliver to Buyer an estimated consolidated balance sheet of the Companies, prepared in good faith in accordance with Section 1.4(h), as of 11:59 p.m. Eastern Time on the day ending immediately prior to the Closing Date (the “Estimated Closing Balance Sheet” and such time, the “Adjustment Time”), together with a schedule setting forth the Sellers’ good faith estimates of (i) the Net Working Capital Adjustment Amount (the “Estimated Net Working Capital Adjustment Amount”), (ii) the aggregate amount of Indebtedness of the Company Group as of immediately prior to the Closing (the “Estimated Indebtedness”), (iii) the aggregate amount of unpaid Transaction Expenses as of immediately prior to the Closing (the “Estimated Transaction Expenses”), (iv) the aggregate amount of Cash of the Company Group as of immediately prior to the Closing (the “Estimated Cash”) and (v) the Estimated Closing Cash Consideration (such schedule, together with the Estimated Closing Balance Sheet, the “Estimated Closing Statement”). Buyer and its Representatives shall have the opportunity to review and comment on the Estimated Closing Statement and the Sellers shall consider such comments in good faith, and if determined to be necessary in its good faith discretion, revise the Estimated Closing Statement based on such comments; provided that, for the avoidance of doubt, no such review or comments shall be grounds for the Closing to be delayed. Following delivery of the Estimated Closing Statement, the Sellers shall, and shall cause the members of the Company Group to, (x) provide Buyer and its Representatives reasonable access (as reasonably requested in advance in writing) during normal business hours to all information, records, data and working papers reasonably related to or involved in the preparation of the Estimated Closing Statement, including (subject to the execution of customary work paper access letters, if requested) those of any auditors of the Company Group relating to the preparation of the Estimated Closing Statement, (y) permit reasonable access (as reasonably requested in advance in writing) to applicable facilities and personnel involved in the preparation of the Estimated Closing Statement, and (z) cause the senior management personnel of the Company Group involved in the preparation of the Estimated Closing Statement to reasonably cooperate with Buyer and its Representatives in connection with their review of the Estimated Closing Statement, in each case of clauses (x) – (z) in a manner that does not unreasonably disrupt the normal business operations of Sellers or the Company Group.

(b)	No later than 90 days following the Closing Date (provided that Buyer shall use commercially reasonable efforts to do so as promptly as practical following Closing), Buyer shall prepare, or cause to be prepared, and deliver to the Sellers a consolidated balance sheet of the Companies, prepared in accordance with Section 1.4(h), as of Adjustment Time (the “Final Closing Balance Sheet”), together with a schedule setting forth Buyer’s calculations of (i) the Net Working Capital Adjustment Amount, (ii) the aggregate amount of Indebtedness of the Company Group as of immediately prior to the Closing, (iii) the Transaction Expenses as of the Closing, (iv) the aggregate amount of Cash of the Company Group as of immediately prior to the Closing and (v) the Closing Cash Consideration (such schedule, together with the Final Closing Balance Sheet, the “Closing Statement”). The Sellers shall have 30 days from the date on which the Closing Statement is delivered to the Sellers to review the Closing Statement (the “Review Period”). Buyer shall cause the Sellers and their Representatives to be given reasonable access to the financial books and records, and personnel of the Company Group (including the work papers of the Company Group and its accountants) relating to the preparation of the Closing Statement from the beginning of the Review Period through the Resolution Date. The Sellers may, no later than the end of the Review Period, deliver a written notice to Buyer setting forth, in reasonable detail, each item or amount set forth in the Closing Statement to which the Sellers objects or disputes (each such disputed item or amount specifically itemized thereon, a “Disputed Item”) and the basis for the Sellers’ disagreement therewith, together with supporting calculations (a “Dispute Notice”). If no Dispute Notice is received by Buyer prior to the end of the Review Period, the Final Closing Balance Sheet and the calculation of the Estimated Closing Cash Consideration and all components thereof as prepared by Buyer and set forth in the Closing Statement shall be final, binding and conclusive on the Sellers. If a Dispute Notice is received by Buyer prior to the end of the Review Period, the Sellers and Buyer shall, during the 30-day period following the receipt of such Dispute Notice by Buyer (or such longer period as may be mutually agreed by the Sellers and Buyer) (the “Resolution Period”), attempt to resolve their disagreement in good faith with respect to the Disputed Items, and any resolution of such disagreement as to any Disputed Items agreed upon in writing between the Sellers and Buyer shall be final, binding and conclusive on the Parties. Any item or amount set forth in the Closing Statement that is not a Disputed Item set forth in a timely delivered Dispute Notice shall be final, binding and conclusive on Sellers.

(c)	If, for any reason, at the end of the Resolution Period, there are any remaining Disputed Items as to which the Sellers and Buyer have not resolved their disagreement in accordance with Section 1.4(b), either Buyer or the Sellers may elect to refer such Disputed Items (and only such Disputed Items) to the Independent Accounting Firm for resolution of such disagreement in accordance with the terms of this Agreement by written notice to the other. Buyer and the Sellers shall use commercially reasonable efforts to promptly (and in any event, within five (5) Business Days following the date of such written notice) retain the Independent Accounting Firm to resolve such Disputed Items. The Independent Accounting Firm shall conduct its review of such Disputed Items, any related work papers of the parties or their accounting firms and any supporting documentation, and hear such presentations by Buyer, the Sellers, and their respective Representatives, as the Independent Accounting Firm deems necessary or appropriate. Buyer and the Sellers shall each be party to the engagement letter entered into with the Independent Accounting Firm.

(d)	Buyer and the Sellers shall cooperate with one another and the Independent Accounting Firm to resolve the issues set forth in the Dispute Notice no later than 30 days following the date of the Independent Accounting Firm’s retention. The Independent Accounting Firm shall deliver to the Sellers and Buyer a written report (the “Adjustment Report”) setting forth the adjustments, if any, that should be made to the Disputed Items referred to the Independent Accounting Firm. The Independent Accounting Firm shall make a determination with respect to any such Disputed Items only in a manner consistent with this Section 1.4, and in no event shall the Independent Accounting Firm’s determination of any Disputed Items be for an amount that is outside the range of the Sellers’ proposal and Buyer’s proposal with respect to such Disputed Items. In making such determination, the Independent Accounting Firm may only consider those items and amounts as to which Buyer and the Sellers have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement; provided that the determination of the Independent Accounting Firm will neither be more favorable to Buyer than reflected in the Closing Statement nor more favorable to Sellers than reflected in the Sellers’ timely delivered Dispute Notice. The fees, expenses and costs of the Independent Accounting Firm for the services described herein shall be allocated between the Sellers, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items, which proportionate allocation shall also be determined by the Independent Accounting Firm and be included in the Adjustment Report. Buyer, on the one hand, and the Sellers, on the other hand, shall each promptly reimburse the other to the extent the other paid more than the amount so required pursuant to the preceding sentence. The Adjustment Report shall be final and binding upon the Parties, and may be entered or enforced in any court having jurisdiction. The Independent Accounting Firm shall act as an expert, and not as an arbitrator.

(e)	Effective upon (i) the end of the Review Period (if a timely Dispute Notice is not delivered), (ii) the resolution of all matters set forth in the Dispute Notice by written agreement of Buyer and the Sellers (if a timely Dispute Notice is delivered) or (iii) the issuance of the Adjustment Report (as applicable, the “Resolution Date”), the Closing Statement and all components set forth therein, each as adjusted if and to the extent necessary to reflect the final resolution of any Disputed Items in accordance with this Section 1.4 and the Total Consideration, shall be final, binding and conclusive on the Parties and the Closing Cash Consideration set forth in the Closing Statement as so adjusted shall be the “Final Closing Cash Consideration”.

(f)	Promptly and, in any event, no later than five (5) Business Days following the Resolution Date, (A) if the Final Closing Cash Consideration is greater than the Estimated Closing Cash Consideration (such amount, the “Shortfall Amount”), (x) Buyer shall pay, or cause to be paid, by Wire Transfer to the accounts designated by the Sellers at least five (5) Business Days prior to the Closing Date in accordance with their respective Allocable Portions the Shortfall Amount, (y) Buyer and the Sellers shall deliver to the Escrow Agent joint written instructions directing the Escrow Agent to release to the account designated by the Sellers at least five (5) Business Days prior to the Closing Date in accordance with their respective Allocable Portions, all funds then held in the Escrow Account, or (B) if the Final Closing Cash Consideration is less than the Estimated Closing Cash Consideration (such amount, the “Excess Amount”), (x) Buyer and the Sellers shall deliver to the Escrow Agent joint written instructions directing the Escrow Agent to release the lesser of (1) the Excess Amount and (2) the portion of all funds then held in the Escrow Account, in either case, to Buyer, (y) if the Excess Amount is greater than the portion of the amount of funds held in the Escrow Account immediately prior to the release to Buyer contemplated in clause (B)(x) above, Sellers shall pay, or cause to be paid, on a joint and several basis, by Wire Transfer to Buyer, such Seller’s Allocable Portion of the difference between the Excess Amount and such amount released to Buyer from the Escrow Account pursuant to clause (B)(x) above, in each case to the account designated by Buyer to the Sellers at least five (5) Business Days prior to the Closing, or such other account as may be notified to Sellers in accordance with the provisions of this Agreement, and (z) if the amount of funds held in the Escrow Account immediately prior to the release to Buyer contemplated in clause (B)(x) above is greater than the Excess Amount, Buyer and the Sellers shall deliver to the Escrow Agent joint written instructions directing the Escrow Agent to release to the account designated by the Sellers at least five (5) Business Days prior to the Closing Date in accordance with their respective Allocable Portions, the portion of all funds held in the Escrow Account immediately following the release to Buyer contemplated in clause (B)(x) above. For the avoidance of doubt, no amounts shall be released from the Escrow Account directly or indirectly to the Sellers or to or on behalf of any Seller until all amounts required to be released to Buyer pursuant to clause (B)(x) above have been so released to Buyer.

(g)	The provisions in this Section 1.4 relating to resolutions of disputes by the Independent Accounting Firm are not intended to and shall not be interpreted to require that the parties refer to such a firm (i) any dispute arising out of a breach by one of the parties of its obligations under this Agreement or (ii) any dispute the resolution of which requires the construction or interpretation of this Agreement (apart from the accounting treatment and arithmetic calculation of components of the Final Closing Balance Sheet or the Final Closing Cash Consideration).

(h)	The Estimated Closing Statement (and the calculation of the Estimated Closing Cash Consideration set forth therein) and the Closing Statement (and the calculation of the Closing Cash Consideration set forth therein) shall be prepared in accordance with the accounting practices, policies and procedures set forth in Exhibit A hereto. An example calculation of Net Working Capital as of March 31, 2026 is attached hereto as Exhibit B.

Section 1.5 Earnout.

(a)	For the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (such period, the “Earnout Period,” which period shall be divided into three annual periods ending on each anniversary of the Closing Date (each, an “Earnout Year”)), and as additional consideration for the Purchased Interests, the Trust Sellers indicated on Annex B shall be entitled, subject to the terms and conditions set forth in this Section 1.5, to receive additional consideration from Buyer up to an aggregate value equal to $1,312,000.00 (plus interest at the Applicable Rate) (such amount, inclusive of interest at the Applicable Rate, the “Maximum Earnout Payment Amount” and any such additional consideration paid, an “Earnout Payment”), in the form of up to three annual Earnout Payments.

(b)	Determination of Earnout Payments. Promptly following the end of each Earnout Year but not later than as required pursuant to Section 1.5(c), Buyer shall pay to the Trust Sellers collectively an annual Earnout Payment in the amount of $437,333.33, plus interest at the Applicable Rate (the “Annual Earnout Payment”), provided, and on the condition, that, during the immediately prior Earnout Year, (i) the Company (x) maintained in good standing the Subject Contract or (y) replaced or supplemented the Subject Contract with a substantially similar carrier agreement (including with respect to economic and legal terms, including duration) that is at least A-rated by standard insurance company ratings or similarly rated by either Moody, S&P, Fitch or AmBest and (ii) the Company Group writes the Subject Amount of insurance pursuant to the Subject Contract (and/or its replacement or supplement pursuant to the foregoing clause (y)) (the “Carrier Condition”). The interest that is earned on each Annual Earnout Payment shall accrue at the Applicable Rate from the Closing Date through the end of the applicable Earnout Year and shall be payable quarterly in arrears; provided, however, that if the Carrier Condition fails to be satisfied in respect of any Earnout Year as determined at the end of Earnout Period, Sellers shall promptly repay to Buyer any interest paid to Sellers with respect to such Earnout Year. The obligation of Buyer to pay the Annual Earnout Payment to the Trust Sellers shall be guaranteed by Nu Ride Inc. In no event will the aggregate Earnout Payments exceed the Maximum Earnout Payment Amount.

(c)	Payment Procedures; Dispute Resolution.

(i)	Earn-Out Statement. Within 30 days following any Earnout Payment becoming payable, Buyer shall prepare and deliver or cause to be prepared and delivered to the Sellers a statement (each, an “Earnout Statement”) setting forth Buyer’s good faith calculation of the applicable amount of any Earnout Payment payable, if any.

(ii)	Right to Dispute. During the 15-day period after the delivery of each Earnout Statement to the Sellers (the “Earnout Dispute Period”), the Sellers may dispute in good faith all or any component of Buyer’s calculation of the Earnout Payment during the applicable portion of the Earnout Period set forth in the Earnout Statement by written notice to Buyer (the “Earnout Dispute Notice”) setting forth in reasonable detail (including, the amounts in dispute) the nature and basis of Sellers’ dispute (the “Earnout Disputed Items”) with any of Buyer’s calculations set forth in the Earnout Statement. All items for which the Sellers do not timely deliver an Earnout Dispute Notice within the Earnout Dispute Period shall be final, binding and conclusive upon the parties. If the Sellers do not timely deliver an Earnout Dispute Notice to Buyer within the Earnout Dispute Period, or if the Sellers deliver written notice to Buyer that the Sellers agree with the Earnout Statement and Buyer’s calculation of the Earnout Payment (if any) set forth therein, then such calculation of the Earnout Payment shall be final, binding and conclusive on the Parties.

(iii)	Dispute Resolution. If an Earnout Dispute Notice is timely received by the Buyer within the Earnout Dispute Period, the Sellers and Buyer shall, during the 30-day period following such delivery of the Earnout Dispute Notice, discuss with a view to resolving their disagreements over the Earnout Disputed Items. If the Sellers and Buyer fail to resolve their differences over any of the Earnout Disputed Items within such 30-day period, they shall jointly submit any unresolved Earnout Disputed Items for resolution to the Independent Accounting Firm in accordance with the procedures set forth in Section 1.4, applied mutatis mutandis.

(iv)	Access to Information. During the Earnout Dispute Period and until the final determination of any Earnout Disputed Items, the Sellers and its Representatives will be given reasonable access during normal business hours and upon reasonable advance written notice, to all work papers and back-up materials requested in writing to the extent used by Buyer to prepare the calculation of any Earnout Disputed Items for the applicable Earnout Year. Notwithstanding the foregoing, any such investigation or inquiry shall be conducted (A) only in connection with the determination of the Earnout Disputed Items, (B) in such a manner so as to not interfere with the normal operations of Buyer or the Company Group, (C) at the sole cost and expense of the Sellers and (D) only where such access or disclosure would not jeopardize the attorney-client privilege of any member of Buyer and its Affiliates (including the Company Group) or contravene any Applicable Law.

(v)	Not a Security. For the avoidance of doubt, the right of the Sellers to receive any Earnout Payment (or any portion thereof) (A) is solely a contractual right and is not a security for purposes of any securities Laws; (B) will not be represented by any form of certificate or instrument; (C) does not give any Party the right to any dividend rights, voting rights, liquidation rights, preemptive rights or other rights; (D) is not redeemable; and (E) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a “Transfer”) (and any Transfer in violation hereof shall be null and void).

(vi)	Payments. Buyer shall pay, or cause to be paid to Sellers, by Wire Transfer to the account designated by the Sellers, the Annual Earnout Payment within ten (10) Business Days after such Annual Earnout Payment is conclusively determined as set forth in this Section 1.5.

(vii)	Set-Off. No interest shall accrue or be payable with respect to any such Earnout Payment, or any portion thereof, other than payments in respect of the Applicable Rate. Upon not less than thirty (30) days’ notice to Seller specifying in reasonable detail the basis therefor (the “Set-Off Notice”), and in the event no written objection is received by Buyer from Seller prior to the expiration of such thirty (30) day period, Buyer and the Company Group shall have the right to withhold and set off, without duplication, against any amount otherwise due to be paid to the Sellers pursuant to this Section 1.5, any amounts to which Buyer or any of their Affiliates or the Company Group are finally determined pursuant to the terms hereof to be entitled to receive for any reason, including under this Agreement or any other agreement between any Seller, on the one hand, and any of the Buyer, the Company Group or their respective Affiliates, transferees or assigns, on the other hand, such amounts also including, but not limited to, the amount of any Losses to which any Buyer Indemnified Party is finally determined to be entitled under Section 8.2; provided, however, in the event Seller reasonably and in good faith objects to such Set-Off Notice on the basis the foregoing provisions of this Section 1.5(c)(vii) were not followed, then such right to set off shall not be permitted by Buyer until the parties resolve such dispute in accordance with Section 9.9. The foregoing notwithstanding, any undisputed amounts not subject to set-off shall be timely paid to Sellers and any undisputed amounts subject to set-off shall be so set-off by Buyer.

(viii)	Future Acquisitions. If at any time during the Earnout Period, any member of the Company Group acquires a company or business or other Person or other material assets through merger, stock purchase, asset purchase or otherwise, then the determination of whether the Carrier Condition was satisfied shall not include any business resulting from such acquisition or the company, business or assets so acquired (provided, that for the avoidance of doubt, policies written by a member of the Company Group through a carrier contracting with a company, business or assets so acquired shall be counted in determining whether the Carrier Condition was satisfied).

(ix)	Treatment of Earn-Out Payments. The Sellers and Buyer shall, and shall cause their respective Affiliates to, treat for U.S. federal (and applicable state) income tax purposes the payment of any Annual Earnout Payment under this Section 1.5 as an adjustment to the Total Consideration, except for any imputed interest or as otherwise required by Law.

(d)	Good Faith Management. Buyer acknowledges and agrees that, subsequent to the Closing Date, (i) Buyer shall continue to manage the Companies in good faith; and (ii) Buyer shall not take any action, or omit to take any action, with the primary purpose of avoiding or reducing any Annual Earnout Payment otherwise payable to Sellers under this Section 1.5.

Section 1.6 Withholding. Subject to the filing of a W-9 form reflecting the certification that withholding is not required, Buyer, the Company Group and their respective Affiliates and the Escrow Agent shall be entitled to deduct and withhold, any amounts required to be deducted and withheld pursuant to any provision of Applicable Law in connection with any payments required to be made pursuant to the terms of this Agreement. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person otherwise entitled to receive such payments pursuant to this Agreement and shall be paid to the applicable Governmental Authority.

Article II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Sellers to Buyer on or prior to the date of this Agreement (the “Seller Disclosure Schedule”), each Seller hereby represents and warrants to Buyer, jointly and severally, as follows:

Section 2.1 Organization. Such Seller (if such Seller is not a natural person) is duly organized or formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its incorporation or formation.

Section 2.2 Authority; Validity of Agreements. Such Seller (if such Seller is not a natural person) has full power and authority, and such Seller (if such Seller is a natural person) has legal capacity, to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is specified to be a party thereto, to perform its obligations hereunder and thereunder and to consummate the Transactions. If such Seller is a natural person, such Seller is not married or married under a separation of assets regime and, therefore, no consent of the respective spouse, as applicable, is necessary in order to enter into this Agreement or any Ancillary Agreement. If such Seller is not a natural person, the execution, delivery and performance by such Seller of each of this Agreement and each Ancillary Agreement to which such Seller is or, at the Closing, will be a party, has been, and the consummation by such Seller of the Transactions has been, duly and validly authorized and approved by all necessary corporate or other legal action of such Seller, including any necessary approval or consent of its general partner, board of managers or managing member (or equivalent governing body or Person), members, partners, stockholders or other equity owners. This Agreement and any Ancillary Agreement executed and delivered on or prior to the date hereof has been, and upon its execution prior to or at the Closing each other Ancillary Agreement to which such Seller is or, at the Closing, will be a party will be, duly and validly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each such Ancillary Agreement constitute or will constitute a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or other similar Applicable Laws affecting the enforcement of creditors’ rights and remedies generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 2.3 Title to Purchased Interests.

(a)	As of the date hereof, such Seller is the record owner of the equity interests in the applicable Company or the applicable Trust Seller set forth opposite such Seller’s name on Section 3.2(b) of the Seller Disclosure Schedule, free and clear of any Liens, and does not own any other equity interests in any member of the Company Group or any Equity Rights in or to any member of the Company Group. At the Closing, Buyer will acquire good and valid title to the Purchased Interests owned by such Seller, free and clear of any Liens.

(b)	In the case of any Seller that is not an individual, Section 2.3(b) of the Seller Disclosure Schedule sets forth a true and complete list of each record owner of all of the equity interests or beneficiaries (as applicable) in such Seller.

Section 2.4 Consents and Approvals. Such Seller is not required to obtain the Consent of any Governmental Authority or other third party in connection with the execution and delivery by such Seller of this Agreement and each Ancillary Agreement to which such Seller is or will be a party, the performance of its obligations hereunder or thereunder or the consummation of the Transactions.

Section 2.5 No Conflicts. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by such Seller of the Transactions, will: (a) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of such Seller (if applicable); (b) violate any Applicable Law; or (c) result in a violation or breach by such Seller of, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, redemption, payment or acceleration) under any Contract to which such Seller is a party or by which such Seller or any of its properties or assets are bound.

Section 2.6 Litigation. Except as set forth on Section 2.6 of the Seller Disclosure Schedule, there is no pending, or, to the Knowledge of the Sellers, threatened Proceeding concerning such Seller or that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions or such Seller’s ability to perform its obligations under this Agreement or under any Ancillary Agreement.

Section 2.7 Brokers and Finders. Except as set forth in Section 2.6 of the Seller Disclosure Schedule no broker, finder or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with this Agreement or the Ancillary Agreements or the Transactions based on any Contracts or other arrangements entered into by such Seller or any of its Affiliates or Related Parties.

Section 2.8 Investment Representations. Each applicable Seller:

(a)	agrees that it shall acquire shares of the Nu Ride Class A Common Stock and Buyer Common Stock issued to it (the “Securities”) for investment and for its own account and not as a nominee or agent for any other Person and with no present intention of distributing or reselling such Securities or any part thereof in any transactions that would be in violation of the Securities Act or any state securities or “blue-sky” Laws;

(b)	understands (i) that the Securities have not been registered for sale under the Securities Act or any state securities or “blue-sky” Laws in reliance upon exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the investment intent of the Parties as expressed herein, (ii) that the Securities must be held indefinitely and not sold until such Securities are registered under the Securities Act and any applicable state securities or “blue-sky” Laws, unless an exemption from such registration is available, (iii) that, except as provided in this Agreement, Buyer is under no obligation to so register the Securities and (iv) that the Securities shall be subject to customary restrictive legends as set forth in this Agreement, or to the extent the Securities are uncertificated, shall be subject to customary restrictive notations in the books and records of the transfer agent for the Securities;

(c)	has had an opportunity to conduct diligence and has received information concerning the business affairs and financial condition of Buyer and its subsidiaries sufficient to reach an informed and knowledgeable decision to acquire the Securities to be issued to such Seller;

(d)	understands that an investment in the Securities involves a substantial degree of risk and acknowledges that no representation has been made regarding the future performance of Buyer or the future market value of the Securities;

(e)	understands that an investment in the Securities is an illiquid investment subject to transfer restrictions and acknowledges that such Seller has the financial ability to bear the economic risk of such investment;

(f)	has such knowledge and experience in financial and business matters, knows of the high degree of risk associated with investments generally, is a sophisticated and experienced investor, is capable of evaluating the merits and risks of acquiring and holding the Securities, is able to bear the economic risk of an investment therein in the amount contemplated and can afford to suffer a complete loss of their investment in the Securities acquired by such Seller; and

(g)	is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

Article III

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANIES

Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Companies to Buyer on or prior to the date of this Agreement (the “Company Disclosure Schedule”), the Sellers and Companies hereby represent and warrant to Buyer, jointly and severally, as follows:

Section 3.1 Organization. Each member of the Company Group is duly organized or formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its incorporation or formation and in each jurisdiction in which it conducts business as a foreign entity. Each member of the Company Group has the requisite corporate or other legal power and authority to carry on the Business as presently conducted by it and to own, lease and operate all of its material properties and assets, as currently conducted, owned, leased or operated. Prior to the date hereof, the Sellers have made available to Buyer true and complete copies of Organizational Documents of each member of the Company Group as in effect on the date hereof, and a correct and complete list of each such Organizational Document is set forth in 0 of the Company Disclosure Schedule. Each such Organizational Document is in full force and effect and there has not been, and are no violations thereof.

Section 3.2 Capital Structure; Subsidiaries.

(a)	The Company Interests are and immediately prior to the Closing, duly authorized, validly issued and fully paid and have not been issued in violation of any Applicable Law, Contract or Equity Rights.

(b)	Section 3.2(b) of the Company Disclosure Schedule sets forth, (i) the name of each member of the Company Group, together with the type of entity and jurisdiction of organization of each such member of the Company Group, (ii) all of the authorized equity interests in (by class or series, if applicable), or other securities of, each member of the Company Group (the “Company Interests”), (iii) the number of Company Interests in (by class or series, if applicable), or other securities of, each member of the Company Group that are issued and outstanding, together with the record owners thereof and as of immediately prior to the Closing, and (iv) the members of the board of managers or sole manager (or the governing body or Person) of each member of the Company Group as of the date hereof. The Persons set forth on Section 3.2(b) of the Company Disclosure Schedule as provided in clause (iii) hereof are the sole record owners of all the issued and outstanding equity interests in, and other securities of, each member of the Company Group as of the date hereof and as of immediately prior to the Closing.

(c)	Except as contemplated by this Agreement and the Ancillary Agreement, there are no outstanding securities, options, restricted stock units, restricted stock, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights or other commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating any member of the Company Group to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any Company Interests or any other securities or obligations convertible or exchangeable into or exercisable for or measured by reference to any Company Interest, (ii) giving any Person a right to subscribe for or acquire a Company Interest or (iii) obligating any member of the Company Group to issue, grant, adopt or enter into any such Equity Right. There are no outstanding or authorized equity appreciation, phantom equity, profits interests or other profit participation or similar rights with respect to any Company Interests. No member of the Company Group has (x) outstanding Indebtedness that would reasonably be expected to entitle or convey to any Person the right to vote with the owners of any member of the Company Group on any matter or that is convertible into or exercisable for or measured by reference to any Company Interest or (y) Equity Rights that could entitle or convey to any Person the right to vote with the owners of any member of the Company Group on any matter.

(d)	Except as set forth on Section 3.2(d) of the Company Disclosure Schedule, neither Company currently owns nor has it previously owned, any other Person that is or was a Controlled Affiliate of any member of the Company Group.

(e)	None of the assets of any member of the Company Group are deemed to constitute Plan Assets or are subject to Similar Law.

(f)	No stock option, restricted stock unit, phantom stock, stock appreciation right or other equity or equity-based incentive in either Company exists or remains outstanding.

Section 3.3 Authority; Validity of Agreements. Each Company has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery, and performance by each Company of each of this Agreement and the Ancillary Agreements to which it is, or at Closing will be, a party has been, and the consummation by each Company of the Transactions has been, duly and validly authorized and approved by all necessary corporate or other legal action of each such Company, as applicable. This Agreement and any Ancillary Agreement executed and delivered on or prior to the date hereof has been, and upon its execution prior to or at the Closing each of the other Ancillary Agreements will be, duly and validly executed and delivered by each Company, to the extent it is specified to be a party thereto, and (assuming due authorization, execution and delivery by the parties hereto and thereto) this Agreement and each Ancillary Agreement executed and delivered on or prior to the date hereof constitutes, and upon its execution at the Closing each other Ancillary Agreement will constitute, a valid and binding obligation of each Company, to the extent it is specified to be a party thereto, enforceable against each in accordance with its terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or other similar Applicable Laws affecting the enforcement of creditors’ rights and remedies generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 3.4 Consents and Approvals. Except as set forth on Section 3.4 of the Company Disclosure Schedule, no member of the Company Group is required to obtain any Consent of any Governmental Authority or other third Party in connection with the execution and delivery by such member of the Company Group of this Agreement or any Ancillary Agreement to which such member of the Company Group is a party or the performance of this Agreement or any such Ancillary Agreement or the consummation of the Transactions other than the Texas Insurance Approval.

Section 3.5 No Conflicts. Neither the execution, delivery or performance of this Agreement and/or the Ancillary Agreements to which it is, or at Closing will be, a party, nor the consummation by the applicable member of the Company Group of the Transactions, will: (a) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of any of the members of Company Group; (b) violate Applicable Law in any material respect; (c) result in a violation or breach by any member of the Company Group, conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, redemption, payment or acceleration) under any Contract to which such member of the Company Group is a party or by which such member of the Company Group and/or any of their respective properties or assets are bound; or (d) result in the creation of any Lien (other than any Permitted Lien) (or have such result upon notice or lapse of time, or both) upon any of the material properties, material assets or equity of any member of the Company Group under any of the terms, conditions or provisions of any Contract.

Section 3.6 Financial Statements.

(a)	Section 3.6(a) of the Company Disclosure Schedule sets forth true and complete copies of (i) the unaudited balance sheet of each Company and its Subsidiaries as of December 31, 2025, December 31, 2024 and December 31, 2023 and the related unaudited statements of income and comprehensive income, changes in members’ deficit and cash flows for the fiscal years ended December 31, 2025, December 31, 2024 and December 31, 2023, (ii) an unaudited balance sheet of each Company and its Subsidiaries as of March 31, 2026 (the “Unaudited Company Consolidated Balance Sheet”) and the related unaudited statement of income and comprehensive income for the 12-month period then ended. The balance sheets referred to in the previous sentence have been prepared from, and are in accordance with, the books and records of the Company Group and present fairly in all respects the financial position of the Company Group as of the dates thereof, and the other financial statements referred to in this Section 3.6(a) (including the related notes thereto, where applicable) present fairly in all respects the results of the operations and cash flows of each Company and its Subsidiaries (as applicable) for the respective fiscal periods therein set forth, in each case in accordance with a standard system of accounting established and administered on a cash basis consistently applied. The Companies maintain a standard system of accounting established and administered on a cash basis consistently applied throughout the periods covered thereby (subject, in the case of the unaudited financial statements contemplated in clause (i) and (ii) above, to the absence of footnote disclosures (none of which footnote disclosures would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Company Group)).

(b)	The Company Group maintains and complies with a system of accounting controls sufficient to provide assurances that (i) their business is operated in accordance with management’s general or specific authorization and with Laws, (ii) transactions are recorded as necessary to permit preparation of financial statements in material conformity with a standard system of accounting established and administered on a cash basis consistently applied and (iii) access to properties and assets is permitted in accordance with management’s general or specific authorization.

(c)	No member of the Company Group received a management letter or other written notice from its auditor regarding, or has otherwise identified but not fully remedied any, insufficiencies in or material unresolved violations of such member of the Company Group’s, or any Client’s internal accounting controls or accounting policies.

(d)	Except as set forth on Section 3.6(d) of the Company Disclosure Schedule, (i) all accounts and notes receivable of the Company Group are or shall, as applicable, be valid receivables arising in the ordinary course of business consistent with past practice of each member of the Company Group; (ii) no Person has any Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables and (iii) there is no pending contest or dispute with respect to the amount or validity of any amount of any such account receivables.

(e)	Except as set forth on Section 3.6(e) of the Company Disclosure Schedule, no member of the Company Group has any Indebtedness.

Section 3.7 Absence of Undisclosed Liabilities. No member of the Company Group has any liabilities of any kind or nature whatsoever, whether known or unknown, accrued, contingent, absolute, determined, or determinable, whether otherwise due or to become due, and whether or not required to be included on a balance sheet prepared in accordance with a standard system of accounting established and administered on a cash basis consistently applied, except (a) as and to the extent disclosed or reserved against in the Unaudited Company Consolidated Balance Sheet or (b) contractual obligations and liabilities that (i) were incurred after the date of the Unaudited Company Consolidated Balance Sheet in the ordinary course of business consistent with past practice of each member of the Company Group (none of which relates to or arises from breach of contract, tort, violation of Law, infringement or misappropriation), (ii) individually and in the aggregate, have not been, and would not reasonably be expected to be, material to the members of the Company Group, taken as a whole, and (iii) are not prohibited by this Agreement or any Ancillary Agreement.

Section 3.8 Absence of Certain Changes. Since the Lookback Date (a) each member of the Company Group has conducted the Business in the ordinary course consistent with past practice, (b) there has not occurred any event or events that, individually or in the aggregate, have had or would be reasonably expected to have a Company Material Adverse Effect or prevent or delay the ability of any member of the Company Group to perform its obligations under this Agreement or any Ancillary Agreement, and (c) no member of the Company Group has taken any action that would, if such member of the Company Group had taken such action after the date hereof and prior to the Closing, require the consent of Buyer under Section 5.2 of this Agreement.

Section 3.9 Assets. The Companies own and have (and immediately after giving effect to the Transactions, the Companies will have) good and valid title to, or valid leasehold interests in, all of the properties and assets (real, personal or mixed, tangible or intangible) (i) used or held for use in the conduct of the Business now and at the Closing, (ii) reflected on the Unaudited Company Consolidated Balance Sheet (other than such assets that were sold or otherwise disposed of in the ordinary course of business consistent with past practice) or (iii) that were acquired by a Company after the date of the Unaudited Company Consolidated Balance Sheet, in each case of clauses (i), (ii) and (iii) free and clear of any Liens other than Permitted Liens. The Business is and has only been conducted through the Companies. Affinity Advisory Network LLC, a Delaware limited liability company (the “Delaware Entity”) does not hold and never has held any assets or liabilities.

Section 3.10 Real Property. None of the members of the Company Group owns or has ever owned any real property or interest therein. Section 3.10 of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Leases of real property to which any member of the Company Group is a party. The Leases set forth on Section 3.10 of the Company Disclosure Schedule constitute all of the real property leased, subleased, licensed or otherwise used in connection with the operation of the Business as presently conducted. The Company has delivered to the Buyer a true and complete copy of each such Lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). There exists no default or, to the Knowledge of the Companies, any condition, or any state of facts or event which with the passage of time or giving of notice would constitute a default, in the performance of its obligations under any of the Leases by any member of the Company Group or, to the Knowledge of the Companies, by any other party to any of such Leases or that would permit the termination, modification or acceleration of rent under any such Lease. None of the members of the Company Group has received any written or, to the Knowledge of the Companies, oral communication from the landlord or lessor under any of such Leases claiming that any member of the Company Group is in breach of its obligations under such Leases. Except as set forth on Section 3.10 of the Company Disclosure Schedule with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Company’s possession and quiet enjoyment of the leased real property under such Lease has not been disturbed, and to the Knowledge of the Companies, there are no disputes with respect to such Lease; (iii) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (iv) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Lease or any portion thereof; and (v) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the real property subject to each Lease are in good condition and repair and sufficient for the operation of the Business as presently conducted, and, to the Knowledge of the Companies, there are no facts or conditions affecting any of such improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of such improvements or any portion thereof in the operation of the Business as presently conducted.

Section 3.11 Material Contracts.

(a)	Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of all Material Contracts in existence on the date hereof. Prior to the date hereof, each Company has delivered to Buyer true and complete copies of all written Material Contracts or if such Material Contract is unwritten, a written summary of all material terms thereof, in each case, together with all amendments, waivers, other modifications, exhibits, schedules, attachments or other supplements thereto. Except as set forth Section 3.11(a) of the Company Disclosure Schedule, there are no oral Material Contracts.

(b)	Each Material Contract is valid, binding on the member of the Company Group, is in full force and effect, and is enforceable against such member of the Company Group that is a party thereto, as applicable, and to the Knowledge of the Companies, each other Party thereto in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or other similar Applicable Laws affecting the enforcement of creditors’ rights and remedies generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. There are no existing material defaults and, to the Knowledge of the Companies, no event has occurred that, with the giving of notice or lapse of time or both, would become material defaults of any member of the Company Group, or, to the Knowledge of the Companies, any other party thereto, under any Material Contract.

(c)	Except as provided in this Agreement or in any Ancillary Agreement or as set forth on Section 3.11(c) of the Company Disclosure Schedule, no member of the Company Group or Seller is bound by or subject to any of the following: (i) any Contract (including any so-called “take-or-pay” or “keep well” agreements) under which (A) any Person has directly or indirectly guaranteed Indebtedness, Liabilities or obligations of any member of the Company Group or (B) any member of the Company Group has directly or indirectly guaranteed Indebtedness, Liabilities or obligations of any Person (other than any other member of the Company Group); (ii) any Contract (other than the Organizational Documents of any member of the Company Group) providing for the indemnification of any Person with respect to Liabilities, whether absolute, accrued, contingent or otherwise; (iii) any Contract under which any member of the Company Group has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person; (iv) any Contract prohibiting or materially (individually or in the aggregate) restricting the ability of any member of the Company Group (A) to conduct their respective businesses, to engage in any business or operate, in each case, in any geographical area or (B) to compete with any Person; (v) any Contract to cap fees, share fees or other payments, offset fees, waive fees or to reimburse, reduce, return or assume any or all fees or expenses thereunder; (vi) any Contract that provides for earn-outs or other similar contingent obligations; (vii) any Contract which contains a (A) “clawback” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to any direct or indirect equityholder, member or partner of any member of the Company Group or (B) a “most favored nation” or similar provision; or (viii) any Contract requiring any member of the Company Group (A) to co-invest with any other Person, (B) to provide seed capital or similar investment or (C) to invest in any investment product.

Section 3.12 Litigation. Section 3.12 of the Company Disclosure Schedule contains a true and complete list, since the Lookback Date, of all past, pending, threatened in writing and, to the Knowledge of the Companies, threatened orally (a) Proceedings by, against or affecting any member of the Company Group, or, with respect to the Business, Sellers or any of their Affiliates and (b) Client Disputes. Prior to the date hereof, all files and other material written information related to such Proceedings and Client Disputes have been made available to Buyer as true, correct, and complete copies.

Section 3.13 Brokers and Finders. Except as set forth on Section 3.13 of the Company Disclosure Schedule, no broker, finder or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with this Agreement or the Ancillary Agreements or the Transactions based on any Contracts or other arrangements entered into by such Company Group or any of its Affiliates or Related Parties.

Section 3.14 Affiliate Arrangements.

(a)	Except as set forth on Section 3.14(a) of the Company Disclosure Schedule, since the Lookback Date, there have not been any Contracts between (i) any member of the Company Group, on the one hand, and (ii) any Seller or a Related Party thereof, or any director, officer or employee of any of them, or, to the Knowledge of the Companies, any Affiliate of any of the foregoing, on the other hand (any such Contract, an “Affiliate Arrangement”).

(b)	Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, none of any Seller or an Affiliate or a Related Party thereto or any director, officer or employee of any of them, or, to the Knowledge of the Companies, any Affiliate or Related Party of any of the foregoing, (i) owns, uses, or has any interest in, directly or indirectly, (x) any property or asset, real or personal, tangible or intangible, used in the Business as presently conducted or owned by any member of the Company Group or (y) any Person that is a Client, supplier, lessor, lessee or competitor of any member of the Company Group, (ii) serves as a trustee, officer, director or employee of any Person that is a Client, supplier, lessor, lessee or competitor of any member of the Company Group, (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, any member of the Company Group or (iv) receives any payment, compensation, equity-participation, revenue-share, commission, fee or other similar economic benefit (other than compensation from or distributions by any member of the Company Group) from or in relation to any Client of any member of the Company Group. Ownership of a class of securities of a Person that is publicly traded shall not be deemed to be an interest for purposes of this Section 3.14(b).

Section 3.15 Compliance with Law; Government Regulation.

(a)	(i) Each member of the Company Group and the Business is in compliance and, since the Lookback Date, has complied in all material respects with all Applicable Laws and (ii) since the Lookback Date, no member of the Company Group or any Seller has received any written, or to the Knowledge of the Companies, oral, notice asserting any violation by any member of the Company Group or the Business of any Applicable Law.

(b)	Each member of the Company Group holds, and since the Lookback Date has at all times held, all licenses, registrations, franchises, permits, orders, approvals, and authorizations (collectively, “Permits”) that are required in order to permit such member of the Company Group to own or lease its properties and assets and to conduct the Business under and pursuant to all Applicable Laws in all material respects. All such presently held or presently required Permits are in full force and effect, and no such suspension, cancellation, modification or revocation or Proceeding has been threatened in writing, or, to the Knowledge of the Companies, threatened orally.

(c)	(i) Section 3.15(c) of the Company Disclosure Schedule lists each employee, individual service provider, officer, director or personnel of the Company Group that is registered, licensed or qualified as an investment adviser representative or a registered representative of a broker-dealer, or in any other capacity under any Applicable Law in light of such Person’s activities or receipt of compensation relating to the Business and (ii) no other employee, individual service provider, officer, director or personnel of the Company Group is subject to any such registration, licensing, or qualification requirement or to any material Liability or disability by reason of any failure to be so registered, licensed or qualified. No member of the Company Group has received written, or to the Knowledge of the Companies, oral notice of any pending Proceeding concerning any failure to obtain any such registration, license, or qualification.

(d)	AAN Wealth Advisors LLC is the only member of the Company Group that is required to be registered as an investment adviser with the SEC pursuant to the Investment Advisers Act or other State Adviser Laws (each, an “Investment Adviser”). The Investment Adviser has (i) at all applicable times been duly registered as an investment adviser with each state securities regulator with which it was required to be so registered under Applicable Law (such applicable state securities laws, “State Adviser Laws”) and (ii) duly submitted on or about June 1, 2026 its application for registration as a registered investment adviser with the SEC. To the Knowledge of the Companies, there is no basis for disqualification or denial of its application for registration as a registered investment adviser with the SEC. Each member of the Company Group has been and is in material compliance with the Investment Advisers Act (and the State Adviser Laws) and the rules and regulations promulgated thereunder, and to the extent required to be registered as an investment adviser under the Investment Advisers Act or State Adviser Laws, such registration has been and is in full force and effect and, to the Knowledge of the Companies, there is no basis for any disqualification, denial, suspension, or revocation thereof. No other member of the Company Group that is not an Investment Adviser (i) is or has been an “investment adviser” required to register under the Investment Advisers Act, State Adviser Laws or any other Applicable Laws to be licensed or qualified as an investment adviser or (ii) is subject to any material Liability by reason of any failure to be so registered, licensed, or qualified nor has received any notice from any Governmental Authority relating to any failure to be so registered, licensed or qualified.

(e)	No member of the Company Group is (i) a bank, thrift, bank holding company, trust company, broker-dealer, commodity broker-dealer, introducing broker, municipal advisor, municipal securities dealer, commodity pool operator, commodity trading advisor, futures commission merchant, swap execution facility, real estate broker, insurance company or transfer agent within the meaning of any Applicable Law, (ii) required to be registered, licensed or qualified as a bank, thrift, bank holding company, trust company, broker-dealer, commodity broker-dealer, introducing broker, municipal advisor, municipal securities dealer, commodity pool operator, commodity trading advisor, futures commission merchant, swap execution facility, real estate broker, insurance company or transfer agent under any Applicable Law or (iii) subject to any material Liability or disability by reason of any failure to be so registered, licensed or qualified. No member of the Company Group has received written, or to the Knowledge of the Companies, oral, notice of any pending Proceeding concerning any failure to obtain any bank, thrift, bank holding company, trust company, broker-dealer, commodity broker-dealer, introducing broker, municipal advisor, municipal securities dealer, commodity pool operator, commodity trading advisor, futures commission merchant, swap execution facility, real estate broker, insurance company or transfer agent registration, license or qualification.

(f)	No member of the Company Group, no Seller, and, to the Knowledge of the Companies, no director or officer, employee, individual service provider or personnel of any member of the Company Group, is, or at any time since the inception of the Companies has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by any Governmental Authority, (ii) a party to any consent agreement or disciplinary agreement with any Governmental Authority, or (iii) subject to any order or directive by any Governmental Authority.

(g)	Each member of the Company Group has filed all registrations, reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, statements, notices and other material filings required to be filed by such Person with any Governmental Authority, including all required amendments or supplements to any of the above, since the inception of the Companies (the “Filings”) and, to the Knowledge of the Companies, no event has occurred or information has become known or condition exists as a result of which it is necessary or advisable, in the reasonable opinion of the Company Group or its counsel, to amend or supplement the Filings so that the Filings do not and will not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. Each such Filing as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Advisers Act, and the Investment Company Act, State Adviser Laws or any other Applicable Law applicable to such form or report. Prior to the date hereof, the Companies have provided to Buyer true and complete copies, in each case from the inception of the Companies through the date hereof, of all (i) Filings, (ii) audit or inspection reports received by any member of the Company Group from any Governmental Authority and all written responses thereto made by any member of the Company Group, (iii) correspondence relating to any investigation, audit or inspection provided to any member of the Company Group by any Governmental Authority and (iv) material correspondence relating to any investigation provided to any member of the Company Group by any Governmental Authority.

(h)	Since the Lookback Date, (i) no member of the Company Group and, with respect to the Business, neither Sellers nor any of their Affiliates, have received written or, to the Knowledge of the Companies, oral notice that any Governmental Authority has initiated or, threatened in writing to initiate or, to the Knowledge of the Companies, threatened orally to initiate any Proceeding with respect to the Business or any member of the Company Group and (ii) no member of the Company Group and, with respect to the Business, neither Sellers nor any of their Affiliates, have received any written notice or communication or, to the Knowledge of the Companies, oral notice or communication (A) of any violation or exception by any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination of any member of the Company Group or, with respect to the Business, neither Sellers nor any of their Affiliates, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying their activities or the activities of their respective directors, officers, or personnel (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally).

(i)	Except as otherwise set forth in Section 3.15(i) of the Company Disclosure Schedule, the Company Group have adopted and implemented written policies and procedures as required by Applicable Law, including Rules 204A-1, 206(4)-5, and 206(4)-7 under the Investment Advisers Act, including formal written codes of ethics, insider trading policies, privacy policies, cybersecurity and information security policies, “know-your-customer” and anti-money laundering programs and related due diligence, reporting and recordkeeping procedures, investment opportunity and expense allocation policies, business continuity, policies and procedures designed to ensure compliance with Anti-Corruption Laws, Customs & Trade Laws and Sanctions, and other policies or procedures required by Applicable Law (the “Policies”), of which a true and correct copy of each Policy has been made available to Buyer. Except as otherwise set forth in Section 3.15(i) of the Company Disclosure Schedule, since the Lookback Date, (i) the Policies have complied in all material respects with Applicable Law and been reasonably designed to prevent violations of Applicable Law by the Company Group, any of their respective directors, officers, employees, personnel, agents or other Persons acting for or on behalf of any of the foregoing; and, (ii) to the Knowledge of the Companies, the Policies have been complied with by the Company Group and their respective directors, officers, employees, personnel, agents or other Persons acting for or on behalf of any of the foregoing, and there has been no violations of any such Policies by any such Person.

(j)	Since the Lookback Date, none of the Company Group or any of their respective directors, officers, employees, investors, or, to the Knowledge of the Companies, any of their agents or other Person acting for or on behalf of any of the foregoing has (i) been or is currently a Sanctioned Person or Restricted Person; (ii) since February 24, 2022 been or is currently a PCWR; (iii) engaged or is currently engaging in any business or other dealings with, for the benefit of, or involving (A) any Sanctioned Country or (B) any Sanctioned Person or Restricted Person or (C) since February 24, 2022 any PCWR; (iv) failed to conduct its import, export, and reexport transactions and any other transfers in accordance with all applicable Customs & Trade Laws; or (v) otherwise been in violation of applicable Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions, or Customs & Trade Laws. To the extent required by Applicable Law, the Company Group has adopted, and maintained effective “know-your-customer” and anti-money laundering programs and related due diligence, reporting and recordkeeping procedures covering the Company Group, and has complied with the material terms of such programs and procedures for detecting and identifying money laundering with respect to the Company Group.

(k)	The Companies have delivered or otherwise made available to Buyer true and correct copies of all written policies of the Company Group regarding illegal or unlawful payments, including policies and procedures designed to ensure compliance with Anti-Corruption Laws. Since the inception of each member of the Company Group there has not been any violation of any such policy.

(l)	No member of the Company Group nor, to the extent acting on behalf of any member of the Company Group, any of their respective directors, officers or any Person for whose acts any member of the Company Group is vicariously liable has: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) unlawfully made (directly or indirectly), agreed to make, authorized or promised any payment to a Government Official to obtain or retain business for or with, or direct business to, any Person; (iii) unlawfully made, agreed to make, authorized or promised any payment to any other Person while knowing or having reason to know that all or part of the payment would be paid, offered or promised to a Government Official to obtain or retain business for or with, or direct business to, any Person; (iv) taken any action that would constitute a violation of any Anti-Corruption Laws; or (v) made or agreed to make, or received or agreed to receive, any other unlawful payment. For purposes of this section, a “payment” includes payment of funds or the transfer of anything of value.

(m)	No member of the Company Group or, to the Knowledge of the Companies, any “affiliated person” (as defined in the Investment Company Act) of a member of the Company Group is ineligible, or has suffered any event that permits the SEC to find such Person to be ineligible, pursuant to Section 9(a) or 9(b) of the Investment Company Act, to serve as an investment adviser to an investment company registered under the Investment Company Act, nor is there any Proceeding pending or, to the Knowledge of the Companies, threatened by any Governmental Authority, that would result in the ineligibility of any member of the Company Group, or to the Knowledge of the Companies, any “affiliated person” (as defined in the Investment Company Act) of a member of the Company Group to serve in any such capacities. No member of the Company Group or, to the Knowledge of the Companies, any “person associated with” (as defined in Section 202(a)(17) of the Investment Advisers Act) a member of the Company Group (i) is ineligible pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser (as defined in Section 202(a)(17) of the Investment Advisers Act), (ii) suffered any event that permits the SEC to censure or otherwise penalize such Person pursuant to Section 203(e) or 203(f) of the Investment Advisers Act, or (iii) is subject to disqualification as an “ineligible person” under Rule 206(4)-1 under the Investment Advisers Act; nor is there any Proceeding pending or, to the Knowledge of the Companies, threatened by any Governmental Authority, that would reasonably be expected to result in (i) the ineligibility of any member of the Company Group or, to the Knowledge of the Companies, any “person associated with” (as defined in Section 202(a)(17) of the Investment Advisers Act) a member of the Company Group to serve in any such capacities, or any other sanction or penalty pursuant to Section 203(e) or 203(f) of the Investment Advisers Act or (ii) any such Person’s disqualification as an “ineligible person” under Rule 206(4)-1 under the Investment Advisers Act.

(n)	The Company Group exclusively owns and has the exclusive right to use the Performance Record. The Performance Record is accurate and complete in all material respects. The Company Group maintains the appropriate documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all portfolios in the Performance Record (current and historical performance results) in material compliance with Applicable Law. The Company Group owns and maintains all books and records required under Applicable Law, including Rule 204-2 under the Investment Advisers Act.

(o)	No “bad actor” disqualifying event described in Rule 506(d) under the Securities Act is applicable to any member of the Company Group, or any other employee, individual service provider, officer, director or personnel of any of the foregoing or, with respect to any member of the Company Group as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1), nor is there any Proceeding pending or, to the Knowledge of the Companies, threatened by any Governmental Authority that would result in the ineligibility of any Client, member of the Company Group, employee, individual service provider or any such other Person to offer or participate in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act.

(p)	To the Knowledge of the Companies, there are no issues identified by the SEC or any other Governmental Authority with respect to any member of the Company Group that remain unresolved as of the date of this Agreement.

(q)	As of the date of this Agreement, to the Knowledge of the Companies, no member of the Company Group is subject to, and has not received any notice of, an examination, inspection, investigation, or inquiry by a Governmental Authority, and no such examination, inspection, investigation, or inquiry has been started or completed for which no examination report is available.

(r)	No member of the Company Group nor any of their respective directors, officers, employees, personnel, agents or other Persons acting for or on behalf of any of the foregoing, (i) has ever been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading or (ii) is subject to any outstanding order barring, suspending or otherwise materially limiting the right of any such individual to engage in the Business or in any other activity conducted as part of the Company Group as currently conducted.

(s)	No member of the Company Group is prohibited from charging fees to any Person pursuant to Rule 206(4)-5 under the Investment Advisers Act or any similar “pay-to-play” rule or requirement. Since the Lookback Date, no member of the Company Group and, to the Knowledge of the Companies, no “covered associate” of any of them has made a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 of the Investment Advisers Act) that would result in any such Person being unable to receive compensation for the provision of investment advisory services to any plan or program of a Governmental Authority. Since the Lookback Date, no member of the Company Group and, to the Knowledge of the Companies, no “covered associate” of any member of the Company Group has a Contract under which it is paying a placement agent, finder, solicitor or similar person to solicit a “government entity” (as defined in Rule 206(4)-5 under the Investment Advisers Act) to retain a member of the Company Group to provide advisory, research or other services to a government entity, including any such Contracts that have been terminated but pursuant to which payments are continuing to be made for prior services.

(t)	Each member of the Company Group has, to the extent applicable to it, complied in all material respects with Regulation S-P and Regulation S-ID and has, to the extent required by Applicable Law, adopted policies and procedures reasonably designed to address the protection of client records and information. There have been no violations of a material nature of any such policies.

(u)	All marketing materials utilized by the Business at the time of their use for marketing purposes did not contain any material misrepresentations or omissions, and otherwise complied in all material respects with, to the extent in effect at such time, the requirements of the Investment Advisers Act applicable to such marketing materials, and any other Applicable Law.

(v)	Additional Insurance Regulatory Matters

(i)	Each member of the Company Group and each of their respective directors, officers, managers, employees, agents, independent contractors and representatives, at each time since the Lookback Date that such Person solicited, negotiated, sold or delivered an insurance product was duly licensed at such time under applicable insurance Laws to perform such activity. Each such solicitation, negotiation, sale and delivery was authorized under a valid appointment with an insurance carrier or insurance producer.

(ii)	The assets held by any member of the Company Group in a fiduciary capacity to meet its obligations to insurance carriers, producers and policyholders are at least equal to the amounts required to be held in such fiduciary capacity pursuant to premium trust and other applicable Laws or pursuant to any Contracts with such carriers, producers and policyholders.

(iii)	At any time since the Lookback Date:

(A)	none of the members of the Company Group, any of their respective directors, officers, managers, employees, agents, independent contractors and representatives has been, in material violation of any applicable Laws applicable to the brokering, writing, sale, administration, servicing or production of insurance products, including Laws with respect to producer compensation, disclosure of compensation, discrimination, rebating, suitability or “best interest”;

(B)	none of the members of the Company Group have been in material violation of any Contract with an insurance carrier or producer authorizing such entity to offer insurance products on behalf of such carrier or producer;

(C)	no sales agent, independent contractor or representative has breached in any material respect the terms of any Producer Contract with any member of the Company Group appointing such Person; and

(D)	no insurance carrier or insurance producer whose products are offered by a member of the Company Group has notified such entity that such carrier or producer intends to materially alter or terminate its relationship with such entity.

(iv)	There is no Proceeding pending or, threatened to suspend, revoke or limit any insurance license of any member of the Company Group or Hall or, to the Knowledge of the Companies, any of the Companies’ respective directors, officers, manager, employees, agents, independent contractors or representatives.

Section 3.16 Funds. No member of the Company Group acts, and has not since inception acted, as investment adviser, investment sub-adviser, general partner, managing member, manager or sponsor to any pooled investment vehicle.

Section 3.17 Assets Under Management; Clients.

(a)	Section 3.17(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) the name of each Client (ii) the assets under management of each Client as of December 31, 2025, (iii) if applicable, the underlying investors in each Client as of the date on which the offering related to such Client was completed and (iv) the aggregate management fees paid by each Client for each calendar year ending as of December 31, 2023, December 31, 2024 and December 31, 2025.

(b)	At all times since the Lookback Date, there has been in full force and effect a written Investment Advisory Contract for each Client.

(c)	Any asset management or performance fee to which any Company is entitled to, or has received since the Lookback Date, complies with Applicable Law.

(d)	Section 3.17(a) of the Company Disclosure Schedule sets forth a correct and complete list of each Benefit Plan Client. Each member of the Company Group is, and has been at all times that such member of the Company Group provided services to a Benefit Plan Client, a qualified professional asset manager within the meaning of Prohibited Transaction Class Exemption (“PTCE”) 84-14, as amended. Each member of the Company Group that has provided services to a Benefit Plan Client has conducted its activities and provided such services in compliance in all respects with the requirements of ERISA, Section 4975 of the Code, Similar Law, PTCE 84-14, as amended, and any rules and regulations thereunder, each as applicable. No member of the Company Group (i) is, or within the previous six years, has been, the subject of any audit, proceeding, penalty or enforcement by the U.S. Department of Labor or any Governmental Authority, either directly or in connection with any services or transactions relating to any Benefit Plan Client or (ii) is subject to disqualification from serving as a “fiduciary” or a “qualified professional asset manager” under Section 411(a) of ERISA or Part I(g) of PTCE 84-14, as amended, respectively. To the extent required by ERISA and/or Section 4975 of the Code, each member of the Company Group has (i) acknowledged its fiduciary status in writing with respect to each Benefit Plan Client subject to ERISA, (ii) provided all relevant disclosures under Section 408(b)(2) of ERISA, (iii) maintained bond coverage as required by Section 412 of ERISA and (iv) not engaged in or caused a Benefit Plan Client to engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of Similar Law. Since the Lookback Date, (i) the applicable members of the Company Group have performed their respective investment management, advisory, and related duties and responsibilities in compliance, in all material respects with, and otherwise consistent with the terms of the applicable Investment Advisory Contract and (ii) no member of the Company Group has received any written communication from any Client or any Governmental Authority regarding any actual or alleged failure to perform investment management, advisory, and related duties and responsibilities in compliance with such Investment Advisory Contract.

(e)	There have been no material errors, miscalculations, discrepancies and/or changes to calculation methodologies with respect to any fees charged under such Investment Advisory Contracts (or any credits, refunds or reimbursements to any Client related thereto), and all fees paid by Clients have been calculated using a calculation methodology consistently applied and in accordance with the applicable Investment Advisory Contract in all material respects.

Section 3.18 Taxes.

(a)	Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, all Tax Returns required to be filed by or with respect to each member of the Company Group has been duly and timely filed (taking into account valid extensions) with the appropriate Governmental Authority, and all Tax Returns filed by or with respect to each member of the Company Group are true, correct and complete in all material respects and all Taxes required to be paid by or with respect to each member of the Company Group (regardless of whether shown due on any Tax Return) or claimed to be due by any Governmental Authority has been duly and timely paid in full.

(b)	There are no Liens for Taxes upon the assets or properties of any member of the Company Group except for Liens for Liens described in clause (a) of the definition of Permitted Liens.

(c)	There are no outstanding waivers, extensions, or comparable consents (or request to waive or extend) regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any member of the Company Group. None of the members of the Company Group has requested an extension of time within which to file any Tax Return in respect of any taxable period for which a Tax Return has not since been filed (other than an automatically granted extension obtained in the ordinary course of business). No power of attorney granted by any member of the Company Group is currently in force.

(d)	No jurisdiction in which any member of the Company Group does not file a Tax Return or pay Taxes, in each case, of a particular type has made a claim that any member of the Company Group is required to file a Tax Return for or pay Taxes, in each case, of such particular type, in such jurisdiction.

(e)	Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings, have commenced or are presently pending with regard to any Taxes or Tax Returns of or including any member of the Company Group, and none of the members of the Company Group has received notification that such an audit or other proceeding is pending or, threatened in writing with respect to any Taxes owed by any member of the Company Group or any Tax Return filed by or with respect to any member of the Company Group, as applicable. Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, none of the members of the Company Group has received written notice of a deficiency or adjustment for any Tax owed by any member of the Company Group that has not been paid in full or otherwise fully resolved.

(f)	None of the members of the Company Group has received a ruling, technical advice memorandum or similar document from any taxing authority or signed an agreement with any taxing authority.

(g)	None of the members of the Company Group is a party to, bound by, or has any obligation under, any tax sharing or similar agreement or has any liability or obligation to any Person as a result of, or pursuant to, any such agreement.

(h)	No member of the Company Group owes Taxes in any jurisdiction in which such member does not file Tax Returns.

(i)	Any Taxes of any member of the Company Group that accrued through, but were not due and payable as of, the date of the Unaudited Company Consolidated Balance Sheet, were properly accrued on the Unaudited Company Consolidated Balance Sheet in all material respects. Since the date of the Unaudited Company Consolidated Balance Sheet, no member of the Company Group has incurred any liability for Taxes other than in the ordinary course of business.

(j)	None of the members of the Company Group (or any predecessor thereof) has been a member of a federal, state, local or foreign consolidated, combined, unitary or similar group and none of the members of the Company Group have liability for the Taxes of another Person (other than for any member of the Company Group) under Applicable Law, as a result of transfer, successor or similar liability or by operation of law or contract.

(k)	No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of non-U.S. state or local Tax law) or any other written agreement with a Governmental Authority with respect to Taxes executed on or prior to the Closing Date, (iii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, or (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(l)	No assets of any member of the Company Group constitute “Section 197(f)(9) intangibles” within the meaning of Treasury Regulations Section 1.197-2(h)(1)(i).

(m)	Each member of the Company Group has properly (i) collected and remitted sales, use, value-added and similar Taxes with respect to sales made to customers, and (ii) for all sales that are exempt from such sales, use, value-added and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate exemption certificates and other documentation qualifying such sale as exempt.

(n)	No member of the Company Group has ever been engaged in any transaction that is a “listed transaction” within the meaning of Section 6011 of the Code.

(o)	Each member of the Company Group has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper Governmental Authority all amounts required to be withheld and paid over (or such amounts have been withheld and paid over on its behalf) under all Applicable Laws.

(p)	Each member of the Company Group has been continuously classified since formation as a partnership or disregarded entity for U.S. federal and all applicable state and local income Tax purposes and no member of the Company Group has ever taken any position on a Tax Return inconsistent with such treatment.

(q)	No member of the Company Group has made any election related to pass-through entity Taxes under any state or local Law.

(r)	No member of the Company Group has made any election or otherwise taken any action to cause the Partnership Audit Rules to apply at an earlier date than is required by applicable Law.

(s)	Each equity interest granted by a member of the Company Group that was intended to constitute a “profits interest” for U.S. federal income tax purposes has at all times qualified and currently qualifies as a “profits interest” under U.S. IRS Revenue Procedures 93-27 and 2001-43. With respect to any equity interest issued by a member of the Company Group that is subject or was subject on the date of grant to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the rules and guidance promulgated thereunder, the holder thereof made a valid and timely election under Section 83(b) of the Code with respect to such equity interest.

(t)	All Company Interests are held by “United States persons” as defined in Section 7701(a)(30) of the Code.

Section 3.19 Benefit Plans; Employees.

(a)	Section 3.19(a) of the Company Disclosure Schedule sets forth an accurate and complete list, by jurisdiction, of each Plan. With respect to each Plan, Sellers have provided to Buyer true, accurate and complete copies of the following: (i) the current plan and trust documents, all amendments thereto (or, if unwritten, a written summary of the material terms of such Plan); (ii) any related insurance contracts or other funding agreements or arrangements; and (iii) all non-routine correspondence since the Lookback Date to or from any Governmental Authority.

(b)	Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, no Plan is, and no member of the Company Group or any of their respective ERISA Affiliates sponsors, maintains, contributes to or has since the Lookback Date been required to contribute to or has any Liability under or with respect to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Sections 412 or 430 of the Code, (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) multiple employer plan (within the meaning of section 210 of ERISA or Section 413(c) of the Code) or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No member of the Company Group has any Liability by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c)	Each Plan has been established, maintained, funded, operated and administrated in accordance with its terms and in compliance in all material respects with all Applicable Laws, and no event has occurred (whether by an action or a failure to act) and no condition exists that has subjected, or could reasonably be expected to subject any member of the Company Group to any Tax, fine, lien, penalty or Liability imposed by Applicable Law. All contributions, reimbursements, or other premium payments (including all employer contributions and employee salary reduction contributions) that have become due with respect to any Plan have been timely made, or, to the extent not yet due, have been properly accrued in accordance with GAAP.

(d)	No member of the Company Group provides or has promised to provide and no Plan provides or promises to provide post-employment, post-service, or post-ownership health or welfare benefits to any Person, or beneficiaries or dependents thereof, except as required by Applicable Law and for which the covered Person pays the full premium cost of coverage. The Company Group has never been an applicable large employer within the meaning of the Patient Protection and Affordable Care Act. There have been no “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of fiduciary duty (as determined under ERISA) with respect to any Plan.

(e)	No Plan is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies).

(f)	Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in conjunction with any other event) (i) result in, cause the accelerated vesting, funding (through a grantor trust or otherwise), payment or delivery of, or increase the amount or value of (including the forgiveness of indebtedness), any compensation, payment or benefit to any current or former employee or other individual service provider (ii) require a contribution by any member of the Company Group to any Plan, (iii) limit or restrict the right of any member of the Company Group to merge, amend or terminate any Plan or (iv) result in any payment (whether in cash, property or the vesting of property) or benefit that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g)	No member of the Company Group has any obligation to gross-up, indemnify, reimburse or otherwise make whole any Person for any Taxes or other amounts, including pursuant to Sections 409A or 4999 of the Code.

(h)	No Plan constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code).

(i)	There are no (i) pending or, to the Knowledge of the Companies, threatened actions, audits, Proceedings, lawsuits, inquiries, disputes or investigations with respect to any Plan (other than routine claims for benefits) and there are no facts or circumstances that could give rise to any such action, audit, Proceeding, claim, lawsuit, inquiry, dispute or investigation, (ii) Proceedings or arbitrations which have been asserted or instituted, or, to the Knowledge of the Companies, threatened against any Plan, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans or (iii) pending or threatened in writing to initiate or, to the Knowledge of the Companies, threatened orally, any claims, actions, disputes or Proceedings by any Person against any member of the Company Group in respect of their employment with the Company Group.

Section 3.20 Employee and Labor Matters.

(a)	Section 3.20(a) of the Company Disclosure Schedule sets forth a list of all employees of and individual service providers to the Company Group as of the date hereof, including for each, as applicable: (i) name, (ii) title and position; (iii) base compensation or wage rate; (iv) all bonuses, similar remuneration paid during 2025, and year-to-date 2026; (v) all commissions paid during 2025, and year-to-date 2026; (vi) employing entity; (vii) whether such individual is classified as exempt or nonexempt under applicable wage and hour laws; and (viii) primary work location (city and state). Section 3.20(a) of the Company Disclosure Schedule also identifies each individual service provider that has performed services for the Company Group as an independent contractor or consultant and received a Form 1099 from the Company since January 1, 2024, together with their status as an independent contractor, the period during which such services were performed, the type of such services, and the consulting fees paid for each of 2024, 2025, and year-to-date 2026. If there are any changes in employees or independent service providers or the matters referenced in this Section 3.20(a) prior to Closing, Sellers shall promptly provide an updated Section 3.20(a) of the Company Disclosure Schedule to Buyer.

(b)	(i) No member of the Company Group is, and since the Lookback Date has been, and neither Sellers nor any of their Affiliates (with respect to the Business) are, or since the Lookback Date have been, a party to, or bound by, any CBA, and no CBA is currently being negotiated, (ii) there are no, and since the Lookback Date, there have been no, pending representation or certification proceedings brought, filed or threatened in writing, to the Knowledge of the Companies, threatened orally, to be brought or filed, with any labor relations tribunal or authority against or affecting any member of the Company Group or any employee of or individual service provider to the Company Group and (iii) to the Knowledge of the Companies, there are no, and since the Lookback Date, there have been no, pending or threatened union organizing activities or attempts against or affecting the Company Group. No employees of or individual service providers to any member of the Company Group are covered by a CBA or represented by any labor union, works council or other labor organization.

(c)	There are no, and since the Lookback Date, there have been no pending or, to the Knowledge of the Companies, threatened, strikes, lockouts, organized work stoppages, picketing, handbilling, material labor grievances, labor arbitrations, unfair labor practice charge or other material labor disputes against or affecting any member of the Company Group or, with respect to the Business, Sellers or any of their Affiliates. There are, and since the Lookback Date have been, no actions, suits, claims, investigations or other Proceedings against the Company Group pending, or to the Knowledge of the Companies, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of, applicant for employment by or consultant or contractor to, the Company, including any claim related to labor, employment, and employment practices, including all Laws respecting terms and conditions of employment, equal employment opportunity (including compliance with any affirmative action plan obligations), wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, discrimination, retaliation, disability rights or benefits, collective bargaining, profit sharing, the payment of social security and similar Taxes, occupational safety and health, workers compensation employee leave issues, employee trainings and notices and plant closings and layoffs (including the Worker Adjustment and Retraining notification Act of 1988, as amended, or similar Laws).

(d)	Each member of the Company Group and, with respect to the Business, Sellers or any of their Affiliates, are and, since the Lookback Date have been, in compliance, has complied in all material respects with all Applicable Laws relating to labor employment, and employment practices, including all Laws respecting terms and conditions of employment, equal employment opportunity (including compliance with any affirmative action plan obligations), wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, discrimination, retaliation, disability rights or benefits, collective bargaining, profit sharing, the payment of social security and similar Taxes, occupational safety and health, workers compensation employee leave issues, employee trainings and notices and plant closings and layoffs (including the Worker Adjustment and Retraining notification Act of 1988, as amended, or similar Laws). No member of the Company Group is and, with respect to the Business, neither Sellers nor any of their Affiliates are, liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply in all material respects with any of the foregoing Applicable Laws.

(e)	Except as would not result in material Liability for the Company Group or, with respect to the Business, Sellers or any of their Affiliates: (i) each member of the Company Group has and, with respect to the Business, Sellers and each of their Affiliates have, fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their respective current or former employees and independent contractors under Applicable Law, Contract or Company Group policy; and (ii) each individual who is providing or since the Lookback Date has provided services to the Company Group or the Business and is or was classified and treated as an (y) exempt employee, or (z) independent contractor, consultant, leased employee, or other non-employee service provider, in each case is and has been properly classified and treated as such for all applicable purposes.

(f)	There is no officer, executive, employee or independent contractor of the Company Group who has or have indicated an intention to terminate his, her or their employment with or service to the Company Group, and, to the Knowledge of the Companies, no such individual has any plans to terminate employment with the Company Group.

(g)	To the Knowledge of the Companies, no employee of or individual service provider intends to reject Buyer’s or its Affiliate’s offer of employment or terminate his or her employment prior to the one-year anniversary of the Closing.

(h)	To the Knowledge of the Companies, no current or former employee or independent contractor/individual service provider of the Company Group or the Business is in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) owed to any member of the Company Group or, with respect to the Business, to Sellers or any of their Affiliates, or (ii) owed to any third party with respect to such individual’s right to be employed by or engaged by any member of the Company Group or to provide services to the Business.

(i)	Each member of the Company Group and, with respect to the Business, Sellers and each of their Affiliates have, promptly, thoroughly, and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation, allegations of which any of them are or have been aware. With respect to each such allegation with potential merit, the applicable member of the Company Group or, with respect to the Business, Sellers or their applicable Affiliate, have taken prompt corrective action that is reasonably calculated to prevent further improper action. Neither the Company Group nor Sellers or any of their Affiliates reasonably expect any Liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, individual service providers, or agents of the Company Group that would indicate a breach of fiduciary duty or that, if known to the public, would bring the Company Group or the Business into material disrepute.

Section 3.21 Intellectual Property.

(a)	Section 3.21(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all (i) Owned Intellectual Property that is issued or the subject of registration (or for which issuance or registration has been applied) in any jurisdiction or under any treaty regime (“Registered Intellectual Property”), indicating for each such item (as applicable) the application or registration number, date and jurisdiction or regime of filing or issuance, and the identity of the current applicant or registered owner; (ii) material unregistered Owned Intellectual Property (provided that, with respect to trade secrets, only a high level, non-confidential description must be listed); and (iii) domain names and social media accounts and identifiers that are used by any member of the Company Group. Each item of Registered Intellectual Property is subsisting, in full force and effect, valid, and enforceable, and not abandoned or lapsed. All registration, filing, maintenance, renewal, and other relevant fees due for the Registered Intellectual Property have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the applicable authorities. The Company Group (i) solely and exclusively owns all right, title, and interest in and to the Owned Intellectual Property and (ii) has a valid and enforceable, sufficient legal right to use all other Intellectual Property that is used in connection with, developed for, or necessary to conduct the business of the Company Group as conducted in the 6 months prior to Closing (together with the Owned Intellectual Property, the “Company Intellectual Property”), in each case of (i) and (ii) free and clear of all Liens other than Permitted Liens. The transactions contemplated by this Agreement will not have an adverse effect on any of the Company Group’s right, title or interest in and to any of the Company Intellectual Property and all Company Intellectual Property shall be owned or available for use pursuant to a valid and enforceable written contract by the Company Group on terms and conditions immediately after the Closing identical to those under which such Company Intellectual Property was owned or available for use in connection with the business of the Company Group immediately before the Closing.

(b)	(i) None of the members of the Company Group, the conduct of the business of the Company Group, or the use of the Company Intellectual Property infringes, misappropriates or violates, or has in the past six (6) years infringed, misappropriated, or violated, any third party’s Intellectual Property rights, and (ii) to the Knowledge of the Companies, no third party is engaged in any activity that infringes, misappropriates, conflicts with, or violates any Company Intellectual Property. There is no claim, action, or Proceeding pending against any member of the Company Group or any Affiliate thereof, and no such member or Affiliate has received any written claim alleging that such member or Affiliate, the conduct of the business of the Company Group, or the use of any Company Intellectual Property infringes, misappropriates or violates, or has infringed, misappropriated or violated any third party’s Intellectual Property rights, or otherwise challenging any member of the Company Group’s or any of its Affiliates’ ownership of, right to use, or the validity, enforceability or registrability of, any Company Intellectual Property. There is not pending by any member of the Company Group or any Affiliate thereof, and no such member or Affiliate has made any claim in writing, alleging that a third party has infringed, misappropriated, or violated any Company Intellectual Property. There is not pending any Proceeding, and none of the members of the Company Group have sent or received in writing, any threat of, any opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or similar actions challenging the validity, enforceability or registrability of any Company Intellectual Property. To the Knowledge of the Companies, there are no facts that could form the basis for any Proceedings related to any of the foregoing.

(c)	The Company Group takes and has taken commercially reasonable steps (i) to maintain, enforce and protect all Owned Intellectual Property, including by maintaining the secrecy, confidentiality and value of confidential or proprietary Business Data and (ii) to secure ownership of Intellectual Property authored, conceived, created, reduced to practice, or developed on any of its or their behalf or in connection with the business of the Company Group. Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property for or in connection with the business of the Company Group have entered into written Contracts or agreements providing for (i) the confidentiality and non-disclosure by such Person of all Business Data and (ii) the assignment by such employee or Person (by way of a present grant of assignment) to a member of the Company Group all right, title, and interest in and to such Intellectual Property. Each Person with access to Business Data has signed an agreement with reasonable confidentiality and non-disclosure obligations and use restrictions. No member of the Company Group has disclosed or made accessible, or has a duty of obligation (whether present, contingent or otherwise) to disclose or make accessible, any Business Data to any third party other than pursuant to a valid, written and enforceable Contract entered into in the ordinary course of business which requires the relevant Person to keep such confidential information confidential. To the Knowledge of the Companies, no such Person is in violation of any Contract, agreement, obligation, or duty referenced in this Section 3.21(c).

(d)	All Systems (i) are fully functional and operate and run in a reasonable and efficient business manner, and (ii) are sufficient for the current and currently contemplated needs of the business of the Company Group, including as to capacity and ability to meet current peak volumes and anticipated volumes in a timely manner, (iii) conform in all material respects to the specifications and purposes thereof, and there have been no material failures, breakdowns, outages, or unavailability of any of the foregoing since the Lookback Date, and (iv) are free from any Malicious Code. There have been no Security Incidents. The Company Group has taken commercially reasonable steps to safeguard the internal and external integrity and security of the Systems and any data that such Systems Process. The Company Group owns, or has a valid right to access and use, all Systems. The transactions contemplated by this Agreement will not have an adverse effect on the Company Group’s ownership of, (or grant of use by a third party for), the Systems, and the Systems shall be owned, or available for use from a third party, by the Company Group on terms and conditions immediately after the Closing identical to those under which such Systems were owned or available for use by the Company Group immediately before the Closing. The Company Group has and maintains reasonable backup and disaster recovery plans and procedures with respect to the Systems and the Data stored or processed thereby in the event of any unplanned interruption in service or unavailability of the Systems, including interruption or unavailability caused by a force majeure event, crisis, or act of God. The Systems remain fully operational at all times during Systems continuity and disaster recovery plan testing, which testing takes place no less frequently than once every 12 months.

(e)	The Company Group maintains commercially reasonable policies and procedures regarding data Processing and takes all commercially reasonable measures to protect and maintain the privacy and security of all Personal Information Processed in connection with the business of the Company Group. Such policies, procedures and measures comply in all material respects with all applicable Data Laws and Requirements. All Personal Information Processed by or on behalf of any member of the Company Group, or otherwise in connection with the business of the Company Group, has been Processed with the consent of each individual to whom it relates as required by all applicable Data Laws and Requirements and has been used only for the purposes for which it was initially collected. The conduct of the business of the Company Group as currently conducted and as conducted since the Lookback Date is and has been in compliance in all material respects with all applicable Data Laws and Requirements. No member of the Company Group has given or been required (under any Law or agreement or Contract) to give notice to any Person of any actual or alleged data security breaches, unlawful Processing of Personal Information, Security Incidents, or noncompliance pursuant to any applicable Data Laws and Requirements. Since the Lookback Date, no member of the Company Group has received written notice of any Proceeding with respect to any applicable Data Laws and Requirements or any Security Incident. The consummation of the transactions contemplated by this Agreement does not and shall not violate or breach any of the applicable Data Laws and Requirements.

(f)	No member of the Company Group has used, or is currently using, including through its use of products or services licensed from or otherwise provided by a third-party vendor, AI Technology (i) as a material component of or in the development, deployment or provision of any of the products or services of the Company Group or (ii) for high-risk purposes, including significant or consequential decisions concerning a Person or profiling of a Person. To the Knowledge of the Companies, there has been no material violation of any policies or procedures of the Company Group governing its use, development, training, or commercialization of AI Technologies. No Company Group member has included, and no Company Group member does include, any Personal Information, Intellectual Property of any third party, or Business Data in any inputs used, directly or indirectly, for purposes of Training any AI Technology.

Section 3.22 Insurance. The Company Group maintains the insurance policies and bonds listed in Section 3.22 of the Company Disclosure Schedule (collectively, the “Company Insurance Policies”), which schedule sets forth the coverage period, policy amount, insurance carrier, coverage limits and deductibles of each such Company Insurance Policy. All such Company Insurance Policies are in full force and effect, all premiums due and payable have been paid, and no notice of cancellation or termination has been received with respect to any such Company Insurance Policy. There is no material claim by any member of the Company Group pending under any of such Company Insurance Policies or bonds as to which coverage has been denied or disputed by the underwriters of such Company Insurance Policies. The Company Insurance Policies provide coverage for the Company Group in a manner consistent with customary practice in the industries in which the Company Group operates and sufficient for material compliance with all applicable legal requirements and with all Contracts to which any member of the Company Group is a party, and policies providing substantially similar insurance coverage have been in effect continuously since the Lookback Date.

Section 3.23 Minute Books and Other Records. True, correct, and complete copies of the minutes of all meetings of the members, board of managers or committee or subcommittee thereof of each member of the Company Group (including action taken by written consent or otherwise without a meeting) since the Lookback Date have previously been made available to Buyer.

Section 3.24 Brokers and Finders. Except as set forth in Section 3.24, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, any member of the Company Group in connection with this Agreement or the Ancillary Agreements or the Transactions.

Section 3.25 Privacy. The Company Group has been and is in compliance with all of privacy notice(s), internal policies and procedures, and any applicable contractual obligations concerning the collection, use, storage, security, disclosure, retention or other processing of Personal Information including non-public personal information, personal data, personal information or similar information under Applicable Law. The foregoing privacy notice(s), policies and procedures and contractual obligations comply with all Applicable Laws concerning Personal Information, including the Gramm-Leach-Bliley Act and Regulation S-P (the “Privacy Laws”). The Company Group has implemented commercially reasonable technical, physical, and administrative safeguards reasonably designed to protect and have not experienced any loss or theft, or unauthorized access, use or disclosure of Personal Information used in the conduct of the business of the Company Group. With respect to any third parties that process Personal Information used in the conduct of the business of the Company Group, the Company Group (a) conducts reasonable diligence concerning those third-parties; (b) requires by written contract that such third parties agree to maintain reasonable safeguards and comply with the Privacy Laws; and (c) conducts reasonable ongoing diligence to confirm compliance by such third-parties. The Company Group has not received notice of any claims or complaints or been charged with the violation of any Privacy Laws and, to the Knowledge of the Companies, is not currently under investigation with respect to any violation of any Privacy Laws.

Section 3.26 Environmental, Social and Governance Matters.

(a)	No member of the Company Group has made any environmental, social and governance (“ESG”)-related commitments to Clients in any disclosures or reports made available to Clients.

(b)	Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there have not been any ESG-related incidents related to the business of the Company Group or any Seller.

Section 3.27 Accuracy of Statements. No representation or warranty by Sellers in this Agreement, nor any statement contained in a schedule or certification delivered to Buyer by Sellers or Companies pursuant to this Agreement, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Companies and Sellers as follows:

Section 4.1 Organization. Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate or other legal power and authority to carry on its business and to own, lease and operate all of its material properties and assets, as currently conducted, owned, leased or operated.

Section 4.2 Authority; Validity of Agreements. Buyer has full corporate or other legal power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Buyer is or is specified to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery, and performance by Buyer of each of this Agreement and the Ancillary Agreements has been, and the consummation by Buyer of the Transactions has been, duly and validly authorized and approved by all necessary corporate action of Buyer. This Agreement and any Ancillary Agreement executed and delivered on or prior to the date hereof has been, and upon its execution prior to or at the Closing each of the other Ancillary Agreements will be, duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the parties hereto and thereto) this and each Ancillary Agreement executed and delivered on or prior to the date hereof constitutes, and upon its execution prior to or at the Closing each other Ancillary Agreement will constitute, a valid and binding obligation of Buyer, to the extent it is specified to be a party thereto, enforceable against each in accordance with its terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential treatment or other similar Applicable Laws affecting the enforcement of creditors’ rights and remedies generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 4.3 Consents and Approvals. Other than the Texas Insurance Approval, none of Buyer nor any of its Affiliates is required to obtain the Consent of any Governmental Authority or other third party in connection with the execution and delivery by Buyer of this Agreement and each Ancillary Agreement or the performance of this Agreement and each Ancillary Agreement by Buyer or the consummation of the Transactions.

Section 4.4 No Conflicts. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by Buyer of the Transactions, will: (a) violate, conflict with, or result in a breach or default under any material provision of the Organizational Documents of Buyer; (b) violate any Applicable Law; (c) result in a violation or breach by Buyer of, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, redemption, payment or acceleration) under any Contract to which it is a party, or by which it or any of its properties or assets are bound; or (d) result in the creation of any Lien (other than any Permitted Lien) (or have such result upon notice or lapse of time, or both) upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of any Contract, except for, in the case of clauses (b) through (d) of this Section 4.4, any violation, breach, conflict, default or right of termination, cancellation, redemption, payment or acceleration that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to perform its obligations hereunder or thereunder.

Section 4.5 Legal Proceedings. There is no Proceeding pending or, to the knowledge of Buyer, threatened, against Buyer that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions or Buyer’s ability to promptly perform its obligations hereunder or under any Ancillary Agreement.

Section 4.6 Financing. Buyer has as of the date hereof, and will have at the Closing, sufficient funds to make the payments required to be made at Closing by the Buyer pursuant to the terms of this Agreement, and all of its and its Representatives’ fees and expenses incurred in connection with the Transactions.

Section 4.7 Brokers and Finders. No broker, finder, or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Buyer or any of its Affiliates in connection with this Agreement or the Ancillary Agreements or the Transactions.

Section 4.8 No Representations. Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Companies and Seller, (b) has been furnished with or given adequate access to such information about the Companies and Seller, as it has requested, and (c) other than with respect to fraud or any willful and material breach of this Agreement, will not assert any claim against the Sellers or any of their respective agents, consultants or representatives, or hold the Sellers, for any inaccuracies, misstatements or omissions with respect to such information (other than the Sellers with respect to the representations and warranties made in this Agreement or other Ancillary Agreement by the Sellers and its Affiliates). Other than with respect to fraud or any willful and material breach of this Agreement or the representations and warranties made in this Agreement or other Ancillary Agreement by the Sellers and its Affiliates, Buyer acknowledges that the Sellers make no representations or warranties with respect to any financial projection or forecast relating to the Companies and the Sellers.

Section 4.9 Independent Judgment. Buyer has made its own independent judgment of the commercial potential, condition and usefulness of the business and assets and all aspects of the Companies. Buyer has such experience in business and financial affairs in general, and the industry and business in which Companies conduct their operations in particular, to be independently capable of evaluating the risks and merits of the transactions contemplated herein.

Section 4.10 Accuracy of Statements. No representation or warranty by Buyer in this Agreement, nor any statement contained in a schedule or certification delivered to Sellers by Buyer pursuant to this Agreement, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Article V

COVENANTS

Section 5.1 Making of Covenants and Agreements. The Sellers agree to cause the members of the Company Group to comply with the covenants and agreements of the Company Group contained in this Agreement.

Section 5.2 Conduct of Business. During the period from the date of this Agreement until the earlier of: (1) the date this Agreement is terminated in accordance with Article VII and (2) the Closing Date, except (w) as expressly permitted by this Agreement or the Ancillary Agreements, (x) as set forth in Section 5.2 of the Seller Disclosure Schedule, or (y) with the prior written consent of Buyer, Sellers shall cause each member of the Company Group to: (A) operate its business and operations in the ordinary course consistent with past practice; (B) use commercially reasonable efforts to keep available the present services of any employees or individual third party service providers; (C) use commercially reasonable efforts to preserve intact its business, Contracts, operations, assets, rights, franchises, goodwill and relations with the Clients and others with whom it conducts business; and (D) without limiting the generality of the foregoing, not directly or indirectly:

(a)	(i) amend its Organizational Documents; (ii) merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person; (iii) split, combine, redeem, reclassify, purchase, or otherwise acquire any equity interests or shares of capital stock of, or other equity or voting interest in, such member of the Company Group; or (iv) liquidate or dissolve;

(b)	authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interests or capital stock of or other equity or voting interest or securities; (ii) any Equity Rights in respect of, security convertible into, exchangeable for, measured by reference to or evidencing the right to subscribe for or acquire any such interests or securities; or (iii) any equity appreciation, phantom equity, profits interest or other profit participation or similar rights;

(c)	make any distribution or declare, pay, or set aside any dividend (other than any distribution or dividend paid solely in cash consistent with past practices), or effect any recapitalization;

(d)	change any financial accounting principle, method, or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than changes required by GAAP or Applicable Law to be implemented during such period;

(e)	(i) make, amend or revoke any Tax accounting method or Tax election (including tax classification elections), except any election described in clause (viii); (ii) settle or compromise any Tax liability or assessment; (iii) surrender any right to claim a refund of any Tax; (iv) agree to any adjustment of any Tax attribute; (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under state, local or foreign Applicable Law); (vi) consent to waive or extend any statute of limitations with respect to any Taxes; (vii) incur any material Tax liability outside of the ordinary course of business; or (viii) fail to timely make any election that was available to be made by it under Section 6226 of the Code (or similar provision of state, local or other Tax Law);

(f)	incur any Indebtedness, guarantee the Indebtedness of any other Person, or make any loan or advance to any other Person;

(g)	(i) sell, transfer, license, lease or make any other disposition of any of its material assets or (ii) grant or suffer to exist any Lien (other than Permitted Liens) on any of its material assets;

(h)	sell, assign, license, (other than pursuant to a non-exclusive license of Owned Intellectual Property granted to customers pursuant to the form of customer agreement used by the Company Group in the ordinary course of business), transfer, abandon, let lapse, or otherwise dispose of, or subject to any Lien (other than Permitted Lien), any Owned Intellectual Property;

(i)	disclose any Confidential Information or Business Data (except to the Buyer and its Affiliates, or in the ordinary course of business pursuant to a reasonable and written confidentiality agreement that acknowledges the confidentiality of, and contains reasonable covenants to protect the confidentiality of, such Confidential Information or Business Data);

(j)	make any material change to (i) the operation or security of, or any administrative, technical, or physical safeguards related to, any System or privacy or data security or (ii) any policies or procedures with respect to Personal Information, except as required by applicable Law;

(k)	initiate or settle any Proceeding;

(l)	implement any employee layoffs, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions;

(m)	other than as required by Applicable Law or as required by the terms of (as in effect on the date hereof) of any existing Plan set forth on Section 3.19(a) of the Company Disclosure Schedule (i) enter into, establish, adopt, modify, amend or terminate any Plan or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a Plan if in effect as of the date hereof; (ii) take any action to accelerate the time of payment, vesting or funding of any rights or benefits with respect to any current or former employee, or other individual service provider of the Company Group; (iii) grant any cash or equity, equity-based or phantom equity incentive awards, bonuses, severance or similar compensation or benefits to any current or former employee, or other individual service provider; (iv) increase or decrease the compensation, bonus or other compensation or benefits payable to any current or former employee or other individual service provider or (v) hire or engage (or otherwise enter into any employment or consulting agreement or arrangement with) or terminate (other than for cause), furlough, promote or temporarily lay off any individual.

(n)	waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or other individual service provider;

(o)	acquire any material assets, business, or Person other than in the ordinary course of business consistent with past practice;

(p)	make or incur any capital expenditure other than in the ordinary course of business consistent with past practice;

(q)	(i) enter into, amend or modify in any material respect, waive or terminate any Material Contract or any Contract that would be a Material Contract if entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice, or (ii) enter into, amend or modify, or waive any Affiliate Arrangement;

(r)	enter into any new line of business or change its investment and risk management and other material operating policies in any material respect;

(s)	(i) terminate any Investment Advisory Contract, (ii) amend or modify any economic terms of any Investment Advisory Contract, (iii) modify in any material respect any other terms of any Investment Advisory Contract; or (iv) introduce any new investment products; or

(t)	agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

Section 5.3 Consents Generally. In furtherance and not in limitation of Section 5.4, each Party shall cooperate with the other and use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and Applicable Law to consummate the Transactions, including preparing and filing as promptly as reasonably practicable following the date hereof all documentation to effect all necessary notices, reports, petitions and other filings and to obtain as promptly as practicable following the date hereof all Consents from any third party and/or any Governmental Authority, in order to consummate the Transactions; provided, however, that nothing in this Section 5.3 shall require Buyer to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets, securities or business of the Company Group, Buyer or any Buyer Affiliate, or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of the Company Group, Buyer or any Buyer Affiliate; provided, further, that the Sellers shall not, and shall cause each member of the Company Group not to, agree orally or in writing to any amendments to any Contract, to any concessions in any commercial arrangements or to any loss of rights (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Consents from any private third party or Governmental Authority without obtaining the prior written consent of Buyer. Subject to Applicable Law and any applicable confidentiality restrictions, Buyer and its counsel, on the one hand, and the Sellers and its counsel, on the other hand, shall have the right to review (in advance to the extent reasonably practicable) any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions. To the extent not otherwise prohibited by Applicable Law, the Sellers and its counsel, on the one hand, and Buyer and its counsel, on the other hand, shall provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party to a Governmental Authority or received from such Governmental Authority in connection with the Transactions.

Section 5.4 Client Consents.

(a)	Each Seller shall, and shall cause each member of the Company Group to, use its reasonable best efforts to obtain, as promptly as reasonably practicable following the date hereof, the consent of each Client to the “assignment” (as defined in the Investment Advisers Act or State Adviser Laws, as applicable) or continuation of its Investment Advisory Contract resulting from the consummation of the Transactions if and to the extent required by the terms of such Investment Advisory Contract, any Contract to which any Seller or any member of the Company Group is a party and/or Applicable Law and in the manner required by the terms of such Investment Advisory Contract and/or Applicable Law (which reasonable best efforts the parties agree shall be deemed to have been satisfied (and consent deemed to have been given for all purposes under this Agreement) with respect to Investment Advisory Contracts only if the following requirements have been satisfied) (each Client where all applicable requirements have been satisfied, a “Client Consent”): the affirmative written consent of the applicable Client has been obtained, provided that, in any case, no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client notifies the Company or its Affiliates that such Client has not so consented or has terminated, or intends to terminate, its Investment Advisory Contract (and such notice is not withdrawn in writing).

(b)	Buyer shall reasonably cooperate with the Company Group in connection with the obtaining the Client Consents under this Section 5.4. Each Party will take reasonable steps to keep the other apprised in a timely manner of the status of the Client Consents under this Section 5.4, including by notifying the other Party as soon as practicable following receipt of any substantive communication from any Client adversely affecting the Client Consents referred to in this Section 5.4.

(c)	Buyer shall be provided a reasonable opportunity prior to distribution to review and comment on all substantive written consent materials to be distributed to any Client (with such comments to be considered for inclusion in good faith), provided that the distribution of written materials substantially the same as written materials previously reviewed by Buyer shall not require further review by Buyer for any subsequent distribution. At all times prior to Closing, Sellers shall maintain records of discussions with Clients regarding Client Consents and shall take reasonable steps to keep Buyer informed of the status of Client Consents. Sellers shall and shall cause the Company Group to, promptly upon receipt, make available to Buyer copies of (i) all substantive correspondence between the Sellers, the Company Group or their respective Affiliates, on the one hand, and each Client, on the other hand, with respect to Client Consents, and (ii) all executed Client Consents (and make available for Buyer’s inspection such Client Consents) and any related materials, such as telephone logs or other records relating to the Client Consent process.

(d)	Prior to Closing, without the prior written consent of the Sellers, none of Buyer or any of their Affiliates or their respective employees, directors, officers or agents shall, directly or indirectly, contact any Client, any investor in a Client or any Affiliate of a Client regarding the transactions contemplated by this Agreement (other than communications unrelated to the Transactions).

(e)	No member of the Company Group shall agree, or enter into an understanding, to cap, reduce, waive, reimburse or otherwise modify the fees payable by (or in respect of) any Client or any account thereof in connection with obtaining the Consent of such Client to the “assignment” of its Investment Advisory Contract without the prior written consent of Buyer.

Section 5.5 Pre-Closing Access; Information.

(a)	Between the date hereof and the Closing Date or the earlier valid termination of this Agreement, to the extent not prohibited by Applicable Law, Sellers shall, and shall cause the members of the Company Group to (i) provide Buyer and its respective Representatives with reasonable access during normal business hours to, and permit them to review, the premises, Contracts, policies, financial information and accounts, Client materials and presentations and other information of the Company Group, to the extent reasonably requested by Buyer and (ii) cooperate with Buyer and its respective Representatives in connection with the foregoing (including by meeting with them as Buyer may reasonably request); provided that any such access shall occur only during normal business hours upon reasonable advance notice by Buyer to the Sellers, under the supervision of one of the Companies’ personnel and shall be conducted in a manner that does not unreasonably interfere with the operations of the Company Group or the Business. No member of the Company Group shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege of any member of the Company Group or its Affiliates or contravene any Applicable Law. All information provided or accessed under this Section 5.5 shall be subject to the terms of Section 5.7.

(b)	Between the date hereof and the Closing Date or the earlier valid termination of this Agreement, Sellers shall provide (or cause to be provided) to Buyer as promptly as practicable after the same are available to the applicable member of the Company Group, copies of any regularly prepared monthly and quarterly financial information of each member of the Company Group, including an unaudited balance sheet as of the applicable month end or quarter end, and related unaudited statement of income and unaudited statement of cash flows for the one month or quarter and year to date periods then ended.

Section 5.6 Notification of Certain Matters.

(a)	Until the Closing or earlier valid termination of this Agreement, each Party shall promptly notify or disclose to the other Parties in writing of the occurrence of any event, development, fact or circumstance of which it has knowledge or of which it receives a written notice or other written communication from a third party (including any Governmental Authority), arising before or after the date of this Agreement, that would, individually or in connection with other events, reasonably be expected to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied; provided that such notification or disclosure shall not (x) cure any breach of the disclosing Party’s representations and warranties set forth in Article II, Article III or Article IV, as applicable, or failure of the disclosing Party to comply with or perform any of its covenants or obligations set forth in this Agreement or (y) be deemed to be an acknowledgement or admission by the disclosing Party regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(b)	During the period from the date of this Agreement until the Closing or the earlier valid termination of this Agreement, Sellers shall make available to Buyer, promptly after the same become available, (i) true and complete copies of all inspection reports provided to any member of the Company Group by any Governmental Authority and (ii) true and complete copies of all correspondence and other documents relating to any inquiry or investigation provided to any member of the Company Group by any Governmental Authority, in each case, other than privileged communications to counsel. Notwithstanding the obligations contained in this Section 5.6, no Person shall be required to provide any information where such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege of such Person or its Affiliates or contravene any Applicable Law. All information provided or accessed under this Section 5.6 shall be subject to the terms of the Confidentiality Agreement.

Section 5.7 Confidentiality and Announcements.

(a)	From and after the Closing, each Seller shall, and shall cause its Affiliates to, keep confidential all information relating to any member of the Company Group, the Clients and the Business, other than information that is known to the public (other than as a result of a breach of this Section 5.7(a)), including all Confidential Information, except (i) with the prior written consent of Buyer, (ii) to professional advisors who are bound by a duty of confidentiality to, or are subject to a confidentiality agreement with, the disclosing Person in order to obtain reasonably necessary accounting, legal, financial or tax advice, and (iii) as required by Applicable Law or administrative process (in the case of any suit or action seeking court ordered disclosure, the disclosing Person shall provide Buyer as much advance written notice as practicable and permitted by Applicable Law of such required disclosure so that Buyer may contest, at their sole expense, such disclosure).

(b)	The Parties agree (i) to be bound by and comply with the provisions set forth in the Confidentiality Agreement, which provisions are hereby incorporated herein by reference, and (ii) that, upon the Closing, the Confidentiality Agreement shall automatically and fully terminate without any further action by, or any further liability or obligation on the part of, any Person.

(c)	The Sellers (on behalf of all parties other than Buyer) and Buyer shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the Transactions, and no such press release or other public disclosure shall be made by any Party without the consent of the Sellers and Buyer, except as may be required by Applicable Law or regulation or by obligations pursuant to any listing agreement with any national securities exchange (in which case such Party shall consult, to the extent practicable under the circumstances, deliver a draft of such press release to the other and give the other party reasonable opportunity to review such disclosure); provided that nothing herein shall be deemed to prohibit Buyer or any of its respective Affiliates from, or require the consent of any other Person in connection with Buyer or any of its respective Affiliates, discussing the transactions contemplated hereby in connection with non-public communications to actual or potential investors so long as such investors are bound by appropriate confidentiality requirements with respect to such information.

Section 5.8 Expenses. Except as otherwise expressly provided in this Agreement, (a) Buyer, on one hand, and the Sellers, on the other hand, shall each bear their own direct and indirect Transaction Expenses and (b) Sellers shall bear the direct and indirect Transaction Expenses of the Company Group, including with respect to the procurement or attempted procurement of Client Consents pursuant to Section 5.4.

Section 5.9 Further Assurances. Each Party agrees to, and to cause its Affiliates to, execute such documents and other papers and use its reasonable best efforts to perform or cause to be performed such further customary acts as may be reasonably required to carry out the provisions contained in this Agreement and the Ancillary Agreements or otherwise to effectuate or evidence the Transactions. Following the Closing, upon the reasonable request of any Party or Parties, the other Parties, as the case may be, agree to, and to cause their respective Affiliates to, promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be requested to effectuate the purposes of this Agreement, the Ancillary Agreements and the Transactions.

Section 5.10 Tax Matters.

(a)	The Parties agree to allocate the Final Closing Cash Consideration (and any other amounts that are treated as additional consideration for Tax purposes) ten percent (10%) to the AAN Purchased Interests and ninety percent (90%) to the Affinity Purchased Interests. The portion of any amounts treated as consideration hereunder for tax purposes (including any liabilities of each Company that are deemed assumed by Buyer for U.S. federal income tax purposes) to be allocated to those assets of each Company specified on Section 5.10(a) shall be set forth therein.

(b)	Sellers shall be liable for any and all Transfer Taxes. The Party legally responsible for filing any Tax Return relating to Transfer Taxes shall properly complete, sign, and timely file any and all such Tax Returns with respect to such taxes (the “Transfer Tax Returns”) and if required by Applicable Law, the other parties shall join in the execution of any such Transfer Tax Returns. The Parties shall reasonably cooperate with each other to reduce or eliminate any such Transfer Taxes.

(c)	Buyer and Sellers shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes with respect to the members of the Company Group. Any information obtained pursuant to this Section 5.10(c) providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties, except as otherwise required by Applicable Law.

(d)	For purposes of determining the amount of Taxes for any Straddle Period under this Agreement, (i) any Tax based upon or related to income, receipts or payroll (including withholding) shall be determined by assuming that the applicable member of the Company Group had a taxable year or period that ended on the Closing Date using the closing of the books method of accounting (and for such purpose, the taxable period of any partnership or other pass-through entity in which the member of the Company Group holds a beneficial interest shall be deemed to terminate at such time) and (ii) any other Tax shall be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(e)	The Sellers shall, at the sole cost and expense of the Sellers, prepare or cause to be prepared and timely file or cause to be timely filed all Pass-Through Income Tax Returns of any member of the Company Group for any Pre-Closing Tax Period that are due (taking into account any valid extensions of time to file) after the Closing Date (the “Seller Prepared Returns”). Each Seller Prepared Returns shall be prepared in a manner consistent with the past practices of the Company Group, except as otherwise required by Applicable Law or changes in facts. At least 30 days prior to the due date of any Seller Prepared Return (taking into account any valid extensions of time to file), the Sellers shall submit a draft of such Tax Return to Buyer for Buyer’s review, comment, and approval (such approval not to be unreasonably withheld, conditioned, or delayed). The Sellers shall cause each applicable member of the Company Group to incorporate any reasonable comments made by Buyer in the Seller Prepared Return actually filed. To the extent any Seller Prepared Returns are legally required to be filed by any member of the Company Group or Buyer, the Buyer shall, or shall cause, such Seller Prepared Returns to be filed in accordance with this Section 5.10(e).

(f)	If requested by Buyer, with respect to any Tax audit, dispute or other Tax proceeding with respect to any member of the Company Group for any Tax period ending on or prior to the Closing Date that is governed by the Partnership Tax Audit Rules, the applicable member of the Company Group shall, and shall cause its partnership representative or designated individual to, make an election pursuant to Section 6226 of the Code (and any similar provision of state or local Law) so that the partners or owners of such Company Group member (rather than the applicable Company Group member itself) are liable for any Taxes that result from such Tax audit, dispute or other proceeding. With respect to any Tax audit, dispute or other Tax proceeding related to a Pass-Through Income Tax Return, in each case, of a member of the Company Group for a Pre-Closing Tax Period for which the Sellers are reasonably expected to be fully liable for any Taxes resulting from such audit, dispute or proceeding under Applicable Law or this Agreement (for the avoidance of doubt, taking into account any applicable limitation herein), the Sellers may control, the conduct of such Tax audit, dispute or other Tax proceeding; provided that (i) the Sellers shall keep Buyer fully informed of any material developments and provide copies of all material correspondence with the applicable Governmental Authority and (ii) such Tax audit, dispute or other proceeding shall not be settled without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer shall control all other Tax audits, disputes and proceedings related to the Company Group. To the extent of any inconsistency between this Section 5.10(f) and Section 8.3, the provisions of this Section 5.10(f) shall control.

Section 5.11 Affiliate Arrangements. Except as set forth in Section 5.11 of the Seller Disclosure Schedule, all Affiliate Arrangements shall be automatically terminated, effective upon the Closing, without any further right, obligation or liability of any Person thereunder.

Section 5.12 Noncompetition; Non-Solicitation of Investors and Non-Disparagement.

(a)	For the benefit of Buyer and the Company Group, during the Restriction Period, each Seller covenants and agrees (severally and jointly with any other Seller), that such Seller shall not, and each Seller will cause its Controlled Affiliates not to, directly or indirectly, engage in (on his or its own behalf or on behalf of any other Person), have an equity interest or other economic interest in, manage, be employed by or otherwise provide services to (whether as partner, member, director, consultant, lender or otherwise) any Person (or division or unit thereof) engaged in any Competing Business (other than, in the case of Hall, on behalf of Buyer and its Affiliates during the terms of Hall’s employment or consulting (as applicable) relationship with Buyer and its Affiliates). Notwithstanding the foregoing, each Seller and any Controlled Affiliates thereof shall be permitted to make passive investments in up to five percent (5%) of the shares of any publicly traded company and permitted to the activities as set forth in Section 5.12(f).

(b)	For the benefit of Buyer and the Company Group, each Seller agrees (severally and jointly with any other Seller) that such Seller shall not, and shall cause its Controlled Affiliates to not, directly or indirectly, during the Restriction Period (and without prejudice to the covenants and agreements set forth in Section 5.12(a) and Section 5.12(c)) engage in any of the following activities on such Seller’s own behalf or on behalf of any other Person (other than, in the case of a Hall, on behalf of Buyer and its Affiliates during the terms of Hall’s employment or consulting (as applicable) relationship with Buyer and its Affiliates): (i) soliciting, recruiting or hiring (or attempting to solicit, recruit or hire) any Covered Employee; or (ii) working together in any business or enterprise involving a Competing Business with any Covered Employee.

(c)	For the benefit of Buyer and the Company Group, each Seller agrees that such Seller shall not, and will cause its Controlled Affiliates not to, directly or indirectly, during the Restriction Period (and without prejudice to the covenants and agreements set forth in Section 5.12(a) and Section 5.12(b)) engage in any of the following activities on his or its own behalf or on behalf of any other Person (other than, in the case of Hall, on behalf of Buyer and its Affiliates during the terms of Hall’s employment or consulting (as applicable) relationship with Buyer and its Affiliates): (i) soliciting or inducing any Person that is a Present Client, Potential Client or Past Client for the purpose of (1) causing any funds or accounts with respect to which any member of the Company Group engaged in a Competing Business provides Investment Management Services to be withdrawn from such services, or (2) causing any such Person not to engage the Company Group to provide Investment Management Services for any additional funds or accounts (or otherwise attempt to cause any of the foregoing to occur); (ii) investing in any fund or other investment product that is a Competing Business (excluding passive investments in up to five percent (5%) of the shares of any publicly traded company); or (iii) performing any Investment Management Services with respect to a Competing Business for any Person that is a Present Client, Potential Client or Past Client.

(d)	For the benefit of Buyer and the Company Group, each Seller agrees that such Seller shall not, and will cause its Controlled Affiliates not to, directly or indirectly, during the Restriction Period (and without prejudice to the covenants and agreements set forth in Section 5.12(a) and Section 5.12(b)) publish, or communicate to any Person any statement or comment, whether oral or written, that would reasonably be expected to disparage, defame, or otherwise harm the reputation or goodwill of Buyer, the Company Group, or any of their respective Affiliates, or any of their respective current or former officers, directors, employees, partners, members, managers, agents or representatives, in each case in connection with the Business or the transactions contemplated hereby; provided, that the foregoing shall not restrict truthful statements required by Applicable Law or made in connection with the enforcement of this Agreement or any Ancillary Agreement.

(e)	Each Seller agrees that the non-competition and other restrictive covenants set forth in this Section 5.12 have been entered into by such Seller in connection with the direct or indirect payment to such Seller of such Seller’s applicable portion of the consideration contemplated in this Agreement and such Seller agrees that the non-competition and other restrictive covenants set forth in this Section 5.12 have been entered into by such Seller in connection with the Transactions and such Seller and/or its Affiliates will receive substantial economic benefits therefrom and that the scope of activity, periods of time and the geographic area applicable to the covenants set forth in this Section 5.12 are reasonable. However, if any such scope of activity, period or such area should be adjudged unreasonable in any judicial or arbitral proceeding, then the scope of activity shall be narrowed, the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or all three or any of the foregoing, to the extent deemed unreasonable, so that such covenants may be enforced in such maximum area, for such maximum scope of activity, and during such maximum period of time as are adjudged to be reasonable.

(f)	Notwithstanding anything to the contrary in this Agreement, Hall may continue to engage in business and act as an independent sales agent with (i) National Care Planning Council, (ii) Skidz Tire and Race Shop, (iii) Hall & Associates LLC and (iv) Heart of Wellness (each, an entity owned, directly or indirectly, by Hall) (the “Permitted Activities”); provided that such Permitted Activities are in compliance in all respects with the provisions of Section 5.7 and this Section 5.12 and pursuant to the terms of the final proviso of Section 12 of the Key Person Employment Agreement.

Section 5.13 Tail Policy; D&O Indemnification.

(a)	Prior to the Closing, the Company Group shall purchase and bind, and fully fund the cost of, a non-cancellable pre-paid directors’ and officers’ liability, errors and omissions, fiduciary, and professional liability and employment practices insurance policy that provides coverage for the present and former directors, managers, officers and similar functionaries of the Company Group, as applicable (each, a “Covered Party”) (the cost of which shall be borne by the Companies), which shall provide coverage for six (6) years following the Closing of not less than the existing coverage under, and have other terms no less favorable on the whole to, the Covered Parties than the coverage presently maintained by the Company Group (such policy, the “Tail Policy”).

(b)	Each Covered Party to whom this Section 5.13 applies shall be third party beneficiaries of this Section 5.13. The provisions of this Section 5.13 are intended to be for the benefit of each Covered Party and their respective heirs. The obligations under this Section 5.13 shall not be terminated or modified in such a manner as to adversely affect any such Covered Party without his or her written consent.

Section 5.14 Exclusivity. The Sellers shall not, shall cause their respective Affiliates (including the members of the Company Group) to not, and shall direct their respective stockholders, partners, board members, management, professional advisors, directors, officers, employees, investment bankers and other representatives not to, (a) solicit, initiate, seek or knowingly encourage the initiation of any Acquisition Proposal, (b) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any information in connection with, any Acquisition Proposal or (c) enter into any agreement, letter of intent, memorandum of understanding or term sheet with respect to, or consummate, an Acquisition Proposal, or, in the case of each of clauses (a) through (c) above, authorize or permit the same.

Section 5.15 Release of Guaranties. Following the Closing, Buyer and Hall shall cooperate and use commercially reasonable efforts to effectuate the release and replacement of the personal guaranties of Hall (or have him replaced by the applicable Company, if he is a party in his individual capacity) in respect of the contracts with vendors or supplies of the Companies set forth on Schedule 5.15 of the Company Disclosure Schedule, and Buyer shall cause the Companies to make, and shall indemnify Hall for any payments made by him that the Companies failed to make, in respect of obligations thereunder that are appropriately the obligation of the Companies rather than Hall.

Section 5.16 Preservation of Books and Records; Post-Closing Access. From and after the Closing Date, Buyer agrees that it shall preserve and keep the books and records relating to the Companies (a) for a period of three (3) years from the Closing Date and shall make the books and records and employees available to each other, as the case may be, as may be reasonably required in connection with any third-party legal proceedings against or governmental investigations of the Sellers or Companies or government reporting obligation of the parties hereunder or for any other reasonable business purpose arising from or relating to the Seller or Companies, during the regular business hours and upon the prior written request thereto by the other party, as the case may be. In the event that Buyer wishes to destroy any such books or records at any time after three (3) years from the Closing, Buyer shall first give ninety (90) days prior written notice to the Sellers and the Sellers shall have the right at their sole option and expense, upon prior written notice given to Buyer within said ninety (90) day period, to take possession of said records within said ninety (90) day period.

Section 5.17 Certain Outstanding Obligations. With respect to certain outstanding obligations, the parties have made the agreements and covenants set forth in Section 5.17 of the Seller Disclosure Schedule, which is hereby incorporated into this Agreement.

Section 5.18 IRS Resolution. The parties acknowledge correspondence between the Companies and the Internal Revenue Service (“IRS”) with respect to certain payroll tax and related matters, copies of all of which have been provided in the virtual data room to Buyer, regarding funds owed as a refund from the IRS to the Companies and funds owed by the Companies to the IRS. The parties acknowledge this matter with the IRS will be resolved after the Closing and any net amount owed to the IRS will be promptly paid by Hall to the IRS, and any net amount received from the IRS by the Companies will be promptly paid to Hall.

Section 5.19 Financial Statements. Prior to and following the Closing, Sellers will use their commercially reasonable efforts to cooperate with and to assist Buyer and its Affiliates (and their advisors) in preparing financial statements with respect to the Companies necessary under Rule 3-05 of Regulation S-X and related requirements.

Section 5.20 Delaware Entity. Prior to Closing, Sellers shall use their commercially reasonable efforts to dissolve the Delaware Entity.

Article VI

CONDITIONS TO CLOSING

Section 6.1 Mutual Conditions. The obligations of each Party to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by the Sellers and Buyer, acting jointly:

(a)	No order, injunction, judgment, or decree issued by any court of competent jurisdiction or other Governmental Authority preventing the consummation of the Transactions shall be in effect. No Applicable Law shall have been enacted, entered, promulgated, or enforced by any court or Governmental Authority that prohibits or makes illegal the consummation of the Transactions.

Section 6.2 Conditions to Buyer’s Obligations. The obligations of Buyer to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by Buyer:

(a)	Truth of Representations and Warranties.

(i)	(A) Each of the Seller Fundamental Representations set forth in Article II shall be true and correct in all respects as of the date hereof and as of Closing as though made on and as of the date hereof and as of Closing, except for any such representation or warranty made as of a specific date, which shall remain true and correct as of such specific date, and (B) each of the other representations and warranties set forth in Article II shall be true and correct in all respects (determined without regard to any qualifications or limitations as to materiality or words of similar import other than defined terms that have “material” in their name), except for the failure to be so true and correct that, individually or in the aggregate, does not have and would not be reasonably expected to have a material adverse effect on the ability of the Sellers to consummate the Transactions or to comply with their obligations hereunder in a timely manner, in each case as of the date hereof and as of Closing with the same effect as though each such representation and warranty had been made at and as of the date hereof and as of Closing, except for any representation or warranty made as of a specific date, which shall remain true and correct as of such specific date.

(ii)	(A) Each of the Seller Fundamental Representations set forth in Article III shall be true and correct in all respects as of the date hereof and as of Closing as though made on and as of the date hereof and as of Closing, except for any representation or warranty made as of a specific date, which shall remain true and correct as of such specific date, (B) each of the representations and warranties in, Section 3.8(b) shall be true and correct in all respects, and (C) each of the other representations and warranties set forth in Article III shall be true and correct in all respects (determined without regard to any qualifications or limitations as to materiality, Company Material Adverse Effect or words of similar import other than defined terms that have “material” in their name), except for the failure to be so true and correct that, individually or in the aggregate, does not have and would not be reasonably expected to have a Company Material Adverse Effect, in each case as of the date hereof and as of Closing with the same effect as though each such representation and warranty had been made at and as of the date hereof and as of Closing, except for any representation or warranty made as of a specific date, which shall remain true and correct as of such specific date.

(b)	Performance of Agreements.

(i)	Each Seller shall have performed and complied in all material respects with each agreement and covenant required by this Agreement and the Ancillary Agreements to be performed or complied with by such Seller at or prior to the Closing; and

(ii)	Each Company shall have performed and complied in all material respects with each agreement and covenant required by this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Closing.

(c)	Consents. (i) Consent of each Client in accordance with Section 5.4 shall have been obtained and shall be in full force and effect and (ii) the Texas Insurance Approval shall have been obtained.

(d)	Company Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect.

(e)	Ancillary Agreements. Each Ancillary Agreement executed and delivered prior to the Closing to be delivered pursuant to Section 1.3(b) shall be in full force and effect and not have been breached or repudiated by any Party thereto (other than Buyer).

(f)	Key Person Employment Agreements. As of the Closing, each of the Key Person Employment Agreements shall be in full force and effect without repudiation, termination (including purported or threatened termination) or, except as previously approved in writing by Buyer, modification or amendment, and shall not have been breached by the individual party thereto, and the individual party thereto shall be ready and able to commence his or her full-time employment with any Buyer or one of its Affiliates immediately following the Closing.

(g)	Closing Deliverables. Buyer shall have received the certificates, documents, and other items to be delivered to it pursuant to Section 1.3(b).

Section 6.3 Conditions to the Sellers’ Obligations. The obligations of Sellers to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by the Sellers:

(a)	Truth of Representations and Warranties. (i) Each of the Buyer Fundamental Representations shall be true and correct in all respects as of the date hereof and as of Closing as though made on and as of the date hereof and as of Closing and (ii) each of the other representations and warranties of Buyer set forth in Article IV shall be true and correct in all respects (determined without regard to any qualifications or limitations as to materiality or words of similar import), except for the failure to be so true and correct that, individually and in the aggregate, has not had and would not be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the Transactions or to comply with its obligations hereunder in a timely manner, in each case as of the date hereof and as of Closing with the same effect as though each such representation and warranty had been made at and as of the date hereof and as of Closing, except for any representation or warranty made as of a specific date, which shall remain true and correct as of such specific date.

(b)	Performance of Agreements. Buyer shall have performed and complied in all material respects with each agreement and covenant required by this Agreement and the Ancillary Agreements to be performed or complied with by Buyer at or prior to the Closing Date.

(c)	Ancillary Agreements. Each Ancillary Agreement executed and delivered prior to the Closing shall be in full force and effect and not have been breached or repudiated by Buyer.

(d)	Closing Deliverables. Sellers shall have received the certificates, documents, and other items to be delivered to them pursuant to Section 1.3(a).

Section 6.4 Frustration of Closing Conditions. Neither Buyer, on the one hand, nor Sellers, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was primarily caused by the failure of such party to act in good faith or to use its reasonable best efforts to cause the Closing to occur.

Section 6.5 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VI that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Article VII

TERMINATION

Section 7.1 Termination.

(a)	This Agreement may be terminated prior to the Closing as follows:

(i)	by mutual written consent of the Sellers and Buyer;

(ii)	by the Sellers or Buyer, if any Applicable Law is in effect making the consummation of the Transactions illegal or any final, non-appealable order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement any order, injunction, judgment, or decree of any Governmental Authority permanently restraining, enjoining, or otherwise prohibiting the consummation of the Transactions shall have become final and non-appealable;

(iii)	by the Sellers, if there shall be a material breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within thirty (30) Business Days after Buyer’s receipt of notice thereof from the Sellers;

(iv)	by Buyer, if there shall be a material breach by any of the Sellers of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within thirty (30) Business Days after receipt by the Sellers of written notice thereof from Buyer; or

(v)	by the Sellers or Buyer if the Closing does not occur by the date that is 120 days following the date hereof (the “Termination Date”); provided that notwithstanding the foregoing, no Party may terminate this Agreement pursuant to this Section 7.1(a)(v) if such party is in material breach of any of its obligations or representations, warranties, covenants or agreements contained in this Agreement and such breach is a principal reason the Closing has not occurred by such date.

(b)	The termination of this Agreement shall be effectuated by the delivery by Buyer or the Sellers, as applicable, to the other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 7.2.

Section 7.2 Survival after Termination. If this Agreement is terminated in accordance with Section 7.1 hereof and the Transactions are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any Party, except for the provisions of Section 5.7(c), Section 5.8, this Section 7.2, Article IX, and except that the Confidentiality Agreement shall remain in effect in accordance with its terms. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any Party of liability for any fraud or its willful and material breach of this Agreement. For purposes of this Agreement, “willful and material breach” means a material breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by or on behalf of the breaching party with knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have) that the taking of such act or failure to take such act would, or would reasonably be expected to, result in a breach of this Agreement.

Article VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties.

(a)	All representations and warranties of the Parties contained in this Agreement shall expire twelve (12) months following the Closing, other than the Seller Fundamental Representations and the Buyer Fundamental Representations, which shall survive sixty (60) days following the expiration of the applicable statute of limitations. No claims may be brought with respect to any representation or warranty following the foregoing expiration dates (including, for the avoidance of doubt, claims for breach of contract, warranty, tort, negligence or any other cause of action, whether predicated on common law, statute, strict liability, or otherwise, other than in the case of fraud). All covenants and agreements set forth in this Agreement shall survive for the time periods specified therein or, if not specified therein, then for the longest statute of limitations permitted by applicable Law in respect of such covenants and agreements; provided, that any representation, warranty, covenant or agreement in respect of which indemnity may be sought under Section 8.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if, prior to such time, notice of the nonfulfillment, violation, inaccuracy or breach or potential nonfulfillment, violation, inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given in accordance with Section 8.3 and Section 9.6 to the party(ies) against whom such indemnity may be sought. No claim for indemnification may be asserted following the expiration of the applicable survival period for the representation, warranty, covenant or agreement that is the basis for such claim; provided, however, that if, at any time prior to the expiration of the applicable survival period, a Buyer Indemnified Party or Seller Indemnified Party, as applicable, delivers a written notice of a claim, then the claim asserted in such notice shall survive the applicable expiration date until such claim is fully and finally resolved. It is the intention of the parties that the statute of limitations be modified as described above.

(b)	If written notice of a claim has been given in the manner required by this Article VIII prior to the expiration of the applicable representations and warranties by the party seeking indemnification for such claim, then the relevant representations and warranties of the other Party shall survive solely as to such claim until such claim has been finally resolved pursuant to this Article VIII. All covenants and other agreements the performance of which is specified to occur on or prior to the Closing shall survive the Closing until the date that is eighteen (18) months following the Closing Date, and all covenants and other agreements that by their terms are to be performed after the Closing Date, shall survive the Closing in accordance with their terms. Solely for purposes of this Article VIII (and, for the avoidance of doubt, Section 6.2(a) and Section 6.3(a) (as applicable)), the representations and warranties contained in Article II, Article III and Article IV are made as of the date of this Agreement and as of the Closing Date (unless expressly made as of an earlier date, in which case they are made as of such date) so that any indemnitee may recover Losses for any failure of any representation or warranty to be true and correct at either such date.

Section 8.2 Indemnification.

(a)	Buyer Indemnified Parties. Sellers shall jointly and severally indemnify and defend the Buyer and its Affiliates (including following the Closing, the Company Group) and their respective managers, officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and shall hold them harmless from, any and all Losses attributable to, resulting from or arising out of:

(i)	any breach of, or inaccuracy in, any of the representations and warranties of Sellers or the Companies contained in Article II or Article III of this Agreement;

(ii)	the breach of any covenant, undertaking, agreement or other obligation of the Sellers or the Companies contained in this Agreement;

(iii)	any Taxes of the Sellers for any periods and of the Company Group with respect to Pre-Closing Tax Periods; or

(iv)	to the extent not paid or accounted for pursuant to the terms of this Agreement, any Transaction Expenses or Indebtedness as of the Closing Date.

(b)	Seller Indemnified Parties. Buyer shall indemnify and defend the Sellers and their respective managers, officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties” and each an “Indemnified Party”) against, and shall hold them harmless from, any and all Losses attributable to, resulting from or arising out of:

(i)	any breach of, or inaccuracy in, any of the representations and warranties of Buyer contained in Article IV of this Agreement; or

(ii)	the breach of any covenant, undertaking, agreement or other obligation of Buyer contained in this Agreement.

(c)	Limitations on Indemnification. Except in the event of fraud, the maximum amount of indemnifiable Losses that may be recovered from Sellers or Buyer (as applicable the “Indemnifying Party”) pursuant to Section 8.2(a)(i), Section 8.2(a)(ii), Section 8.2(a)(iii) or Section 8.2(a)(iv) shall be the Total Consideration.

(d)	Additional Limitations.

(i)	The amount of any Losses suffered, sustained or incurred by any Indemnified Party shall be reduced by the amount such Indemnified Party actually recovers (after deducting all reasonable attorneys’ fees, expenses and other costs of recovery (including any deductible amount and any resultant increase in insurance premiums of the Indemnified Party)) from any insurer (excluding self-insurance or captive insurance) or other Person then liable for such Losses.

(ii)	If any Indemnified Party receives any amounts under insurance coverage (excluding self-insurance or captive insurance) or from any Person with respect to Losses sustained at any time subsequent to any payment for those Losses to such Indemnified Party pursuant to this Article VIII, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party (to an account designated by such Indemnifying Party) for any payment made up to such amount (subject to the limitations set forth in subsection (i) above).

(iii)	The Sellers will not have any obligation to indemnify and hold harmless the Buyer Indemnified Parties pursuant to Section 8.2(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein that is not a Seller Fundamental Representation unless and until the aggregate amount of all such Losses exceeds One Hundred Thousand Dollars ($100,000) (the “Deductible”) (at which point the Sellers will indemnify the Buyer Indemnified Parties for the amount of all such Losses in excess of the Deductible).

(e)	Manner of Payment. Except as otherwise provided herein, any indemnification of the Buyer Indemnified Parties or Seller Indemnified Parties pursuant to this Section 8.2 shall be effected by Wire Transfer from the applicable Seller(s) or Buyer, as the case may be, to the account(s) designated by the applicable Buyer Indemnified Party or Seller Indemnified Party, as the case may be, within five (5) days after the determination thereof; provided, that the Buyer Indemnified Parties shall be entitled to (but shall not be required to) set-off any amounts due or payable to any of the Buyer Indemnified Parties by any Sellers hereunder, against any amounts otherwise payable by any of the Buyer Indemnified Parties to such Sellers including without limitation, amounts payable pursuant to Section 1.4 or Section 1.5. No exercise by Buyer of such right of set-off shall constitute a default in the payment of any amount against which such set-off is made. All indemnification payments under this Section 8.2 shall be deemed adjustments to the Total Consideration, for all Tax purposes, unless otherwise required by Law. Without limiting the foregoing, the Parties agree that any amounts payable by a Seller to a Buyer Indemnified Party hereunder pursuant to (x) a final, non-appealable judgment of a court of competent jurisdiction that is not paid by such Seller within ten (10) Business Days of such final, non-appealable judgment or (y) the mutual agreement of such Buyer Indemnified Party and such Seller may, at the discretion of such Buyer Indemnified Party, be satisfied by reducing any Earnout Payments, as applicable, that would otherwise be issued to such Seller pursuant to Section 1.5.

(f)	Disregard for Qualifications as to Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty (other than the representations and warranties set forth in Section 3.8(b)) has been breached and the amount of Losses arising therefrom, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to, and ignoring any reference to, the qualifications as to “material”, “materiality” or “Company Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words, clauses or phrases, as applicable, were deleted from such representation and warranty), as applicable, (and other than in respect of any defined term containing “Material Contract” or the representations and warranties set forth in Section 3.8(b)).

(g)	Claims Unaffected by Investigation. The right of an Indemnified Party to indemnification or to assert or recover on any Claim shall not be affected by any investigation conducted with respect to, or any information received or knowledge acquired (or capable of being received or acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of or compliance with any of the representations, warranties, covenants or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.

(h)	Benefit of this Article VIII. The provisions of this Article VIII are intended for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Article VIII.

Section 8.3 Claims Procedures.

(a)	Non-Third Party Claims. If a claim for Losses (a “Claim”) is to be made by any Indemnified Party that does not involve a third party, such Indemnified Party shall give written notice (a “Claim Notice”) to the Sellers if the Claim Notice is being given by a Buyer Indemnified Party and to Buyer if the Claim Notice is being given by the Sellers, in each case, promptly after such Indemnified Party becomes aware of any fact, condition or event giving rise to Losses for which indemnification may be sought under Section 8.2, which Claim Notice shall specify in reasonable detail, to the extent reasonably known and practicable at such time, the amount of the Claim and the individual item of Loss included in the amount so stated, the date (if any) such item was suffered, sustained or incurred and the basis for indemnification. The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent the applicable Indemnifying Party is actually prejudiced by such delay or failure, in which case the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Claim Notice been timely given. If the applicable Indemnifying Party (i) notifies the Indemnified Party in writing that they do not dispute the claim described in such Claim Notice or (ii) fails to respond within thirty (30) days following receipt of such Claim Notice, the Losses identified in the Claim Notice will be conclusively deemed a Liability of the Indemnifying Party under Section 8.2(a) or Section 8.2(b), as applicable. If the applicable Indemnifying Party notifies the Indemnified Party in writing that it disputes its Liability with respect to such Claim, the estimated amount of such Losses or any other aspect of such Claim within 30 days following receipt of such Claim Notice, the parties shall attempt in good faith to resolve such dispute; provided, that if such dispute has not been resolved within 60 days following receipt of such Claim Notice, then the Indemnifying Party or the Indemnified Party may seek legal redress in accordance with Article IX.

(b)	Third Party Claims.

(i)	If any Indemnified Party receives notice of the assertion of any Claim or the commencement of any Proceeding by a third party with respect to a matter subject to indemnity hereunder (a “Third Party Claim”), notice thereof (a “Third Party Notice”) shall promptly be given to the Sellers if the Third Party Notice is being given by a Buyer Indemnified Party or to Buyer if the Third Party Notice is being given by the Sellers (on behalf of a Seller). The Third Party Notice shall specify in reasonable detail, to the extent reasonably known and practicable at such time, the amount of the Claim and the item of Loss included in the amount so stated, the date (if any) such item was suffered, sustained or incurred and the basis for indemnification, and will include copies of all notices and documents (including court papers) served on or received by the Indemnified Party. The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent such delay or failure actually prejudices the applicable Indemnifying Party, in which case the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Third Party Notice been timely delivered. After receipt of a Third Party Notice, the Indemnifying Party shall have the right, but not the obligation, by providing written notice to the Indemnified Party, to (A) take control of the defense and investigation of such Third Party Claim, (B) employ and engage attorneys of its own choice (subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed) to handle and defend the same, at the Indemnifying Party’s sole cost and expense, and (C) compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party; provided, that such consent will not be required if such settlement includes an unconditional release of the Indemnified Party and provides solely for payment of monetary damages for which the Indemnifying Party pays in full.

(ii)	In the event that the Indemnifying Party desires to defend the Indemnified Party against a Third Party Claim and assumes the defense of such Third Party Claim, (A) the Indemnifying Party shall use its reasonable best efforts to defend diligently such Third Party Claim, (B) the Indemnified Party, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, but with such actions not being determinative of the amount of any Losses, and (C) the Indemnifying Party shall be deemed to have agreed that it shall indemnify the Indemnified Party for all Losses resulting from such Third Party Claim pursuant to and subject to the conditions of this Article VIII. The Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party’s request, with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom, including, if appropriate and related to such Third Party Claim, in making any counterclaim against the third party claimant, or any cross complaint against any Person, in each case, at the expense of the Indemnifying Party. The Indemnified Party may, at its own sole cost and expense, monitor and further participate in (but not control) the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, if (I) the employment of counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action or claim, (II) the Indemnifying Party shall not have employed, or is prohibited under this Section 8.2(h) from employing, counsel in the defense of such action or claim, or (III) such Indemnified Party shall have reasonably concluded (following the advice of counsel) that a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party or there may be defenses available to the Indemnified Party that are contrary to, or inconsistent with, those available to the Indemnifying Party, then, in any such event, the reasonable fees and expenses of not more than one additional counsel for the Indemnified Party shall be borne by the Indemnifying Party.

(iii)	Notwithstanding the foregoing, if (A) the Indemnifying Party does not elect to assume such defense and investigation in writing within 15 days after receipt of the Third Party Notice, (B) the Indemnifying Party fails to actively and diligently, with legal counsel reasonably acceptable to the Indemnified Party, conduct the defense of the action, (C) such Third Party Claim seeks an injunction or other equitable remedies in respect of the Indemnified Party or its business, (D) such Third Party Claim is reasonably likely to result in Liabilities that, taken with other then existing claims under this Article VIII, would not be fully indemnified hereunder, (E) the Indemnified Party has been advised by counsel that an actual or potential conflict of interest exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (F) such Third Party Claim seeks a finding or admission of a violation of Applicable Law by the Indemnified Party or any of its Affiliates, or (G) such Third Party Claim relates to any ongoing business practices, operations or relationships of the Indemnified Party (which, in the case of Buyer, shall include the Company Group after the Closing), then the Indemnified Party shall have the right, but not the obligation (upon delivering notice to such effect to the Indemnifying Party) to retain separate counsel of its choosing, defend such Third Party Claim and have the sole power to direct and control such defense (all at the reasonable cost and expense of the Indemnifying Party); it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. Notwithstanding anything herein to the contrary, whether or not the Indemnifying Party shall have assumed the defense of such Third Party Claim, the Indemnified Party shall not settle, compromise or pay such Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)	The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of Confidential Information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing any Party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(v)	The Indemnified Party and the Indemnifying Party shall cooperate in any investigation and defense of all Third Party Claims. The Indemnified Party and the Indemnifying Party shall keep each other reasonably informed with respect to the status of all Third Party Claims and shall make available copies of all material written notices and court papers received by the other that relate to any Third Party Claims. The Person controlling the defense of a Third Party Claim shall consider good faith comments made on the materials filed or submitted in such defense offered by the Indemnified Party and Indemnifying Party in a similar good faith.

Section 8.4 Exclusivity. From and after the Closing (other than in respect of claims based on fraud or any willful and material breach of this Agreement, the adjustments to Closing Cash Consideration in accordance with Section 1.4, and Section 5.16, each of which will not be so limited by this Section 8.4), the availability of specific performance pursuant to Section 9.9, or other equitable remedy the indemnification provisions in this Article VIII, will be the exclusive remedy for any breach or violation of or inaccuracy in any representation, warranty, covenant or agreement contained in this Agreement.

Article IX

MISCELLANEOUS

Section 9.1 Amendments; Extension; Waiver. This Agreement may not be amended, altered, or modified except by written instrument executed by Buyer and the Sellers. The failure by any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any Party in connection with this Agreement shall not be valid unless agreed to in writing by the Sellers and Buyer.

Section 9.2 Entire Agreement. This Agreement and any documents executed by the parties simultaneously herewith or pursuant hereto, including the Ancillary Agreements, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

Section 9.3 Construction and Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents headings and footers contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days; provided, that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Seller Disclosure Schedule or the Company Disclosure Schedule, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Seller Disclosure Schedule or the Company Disclosure Schedule. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References in this Agreement to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. All capitalized terms defined in Annex A or elsewhere in this Agreement are equally applicable to the singular and plural forms thereof. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.4 Disclosure Schedules, Annexes and Exhibits. The Seller Disclosure Schedule and the Company Disclosure Schedule, Exhibits and Annexes attached hereto or referred to in this Agreement are (a) each by this Agreement incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Certain agreements and other matters are listed in schedules for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they are not required to be listed hereon by the terms of this Agreement. In no event shall the listing of such agreements or other matters in a schedule be deemed or interpreted to broaden or otherwise amplify the Sellers’ representation and warranties, covenants or agreements contained in this Agreement, and nothing in a schedule shall influence the construction or interpretation of any of the representations and warranties contained in this Agreement. The headings contained in the Seller Disclosure Schedule and the Company Disclosure Schedule are for convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained therein or this Agreement. The disclosure of any item or matter in the Seller Disclosure Schedule or the Company Disclosure Schedule shall not be construed as an admission, representation or indication that such item or other matter is “material” or would have a Company Material Adverse Effect or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Schedule or the Company Disclosure Schedule (as applicable), nor shall such disclosure establish a standard of materiality for any purpose whatsoever. The disclosure of any item or matter relating to any possible breach or violation of any law or contract shall not be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 9.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.6 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

If to Buyer (or, after the Closing, any member of the Company Group):

c/o Nu Ride Inc.

1700 Broadway, 19th Floor

New York, NY 10019

Attention: Alexander C. Matina

Email: amatina@nurideinc.com

With a copy (which shall not constitute notice) to:

Herbert Smith Freehills Kramer (US) LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: John Bessonette; Arlene Ortiz-Leytte

Email: John.Bessonette@hsfkramer.com; Arlene.OrtizLeytte@hsfkramer.com

If to the Sellers or any Seller (or, prior to the Closing, any member of the Company Group):

1485 Championship Cir SE

Massillon, Ohio 44646

Attention: Robert Hall

Email: rhall@affinityadvisorynetwork.com

with copies (which shall not constitute notice hereunder) to:

Jackson Kelly PLLC

20 NW Third Street, Suite 700

P.O. Box 1507

Evansville, Indiana 47706

Attention: Marc Fine

Email: mdfine@jacksonkelly.com

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by reputable overnight delivery service, on the second Business Day after the sending thereof, and (c) when sent, if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise at 9:00 a.m. on the next Business Day.

Section 9.7 Binding Effect; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement may not be assigned, in whole or in part, by any Party without the prior written consent of Buyer and the Sellers, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided that Buyer may assign, transfer or pledge, in whole or in part, all or any of its respective rights or obligations under this Agreement to one or more of its Affiliates without the consent of any Person; provided that any such assignment shall not relieve the assignor from any obligation under this Agreement.

Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, pdf, or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 9.9 Specific Performance.

(a)	Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage (for which money damages would be inadequate and for which the non-breaching Party would have no adequate remedy at Law) would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached. Accordingly, each Party agrees that each Party shall be entitled to specific performance, an injunction or injunctions or other equitable relief to prevent breaches of the provisions of this Agreement to enforce specifically the provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at Law or equity. The Parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement, or any other equitable relief.

(b)	Without limitation of the provisions of Section 9.9(a), if the Closing in accordance with this Agreement shall not have occurred because of a breach by any Party of such breaching Party’s obligations under this Agreement and all of the conditions to such breaching Party’s obligations set forth in Section 6.1 and Section 6.2 (in the case of Buyer) or Section 6.3 (in the case of any other Party) have either been satisfied or previously waived by the Person entitled to so waive such condition(s) (or have not been satisfied, would have been satisfied or are capable of being satisfied, in each case but for such breach of such breaching Party’s obligations under this Agreement), then either the Sellers (in the case of a breach by Buyer) or Buyer (in the case of a breach by any other Party) shall have the right to a court order or other equitable relief specifically enforcing the provisions of this Agreement to which such breach applies and, in any event, to specifically force the Closing to occur in accordance with this Agreement. If any Party brings any action to enforce specifically the performance of the terms and provisions of this Agreement by any other Party, the Termination Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such action.

Section 9.10 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES TO THIS AGREEMENT FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 9.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 9.11 No Third Party Beneficiaries. Except as set forth in Section 5.13 and Article VIII, nothing in this Agreement expressed or implied, is intended to confer on any person, other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

Section 9.12 Waiver of Conflicts; Attorney-Client Communications.

(a)	Recognizing that Herbert Smith Freehills Kramer (US) LLP (the “Counsel”) has acted as legal counsel to the Buyer and its Affiliates prior to the Closing in connection with the negotiation, documentation and consummation of the Transactions and the sale process related hereto (collectively, the “Engagement”), and that the Counsel intends to continue to act as legal counsel to the Buyer and its Affiliates after the Closing, including on matters relating to the Engagement or the Transactions where one or more of the Sellers may be considered to be adverse or have differing interests, each of the Sellers hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with the Counsel representing the Buyer and/or its Affiliates and the Company Group after the Closing where the Sellers are considered to be adverse or to have differing interests, in respect of matters that arise or relate to the Engagement or the Transactions, and hereby consents to any such representation.

(b)	Each of the Parties acknowledges that the foregoing provision applies whether or not the Counsel provides legal services to any member of the Company Group after the Closing Date. Each of the Parties hereby acknowledges and agrees that all communications among the Counsel, the Buyer and its Affiliates and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, any Ancillary Agreement or the Transactions (“Privileged Communications”), are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belongs solely to the Buyer and shall be exclusively controlled by the Buyer, and shall not pass to or be claimed by the Sellers, any Subsidiary of Sellers (including the Company Group) or any other Party. Notwithstanding the foregoing, in the event that a dispute arises between any Party, on the one hand, and a third party, on the other hand, such Party may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party.

(c)	Notwithstanding anything to the contrary set forth in Section 9.12(b), in the event that any Party is required or requested under Applicable Law (including by order or request of any Governmental Authority) to produce or disclose any Privileged Communications to a Governmental Authority, such Party shall be entitled to so produce or disclose such Privileged Communications; provided that, if legally permissible, as soon as reasonably practicable following such request or Order, such Party shall notify the Counsel in writing so that they can seek such remedy as may be available to such Party or the Buyer to prevent the production or disclosure of, or access to, any Privileged Communications or maintain the confidentiality of any Privileged Communications and shall provide reasonable cooperation in efforts by the Buyer to prevent or limit disclosure.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

AFFINITY ADVISORY HOLDINGS CORP.

By:	/s/ Alexander C. Matina_
Name:	Alexander C. Matina
Title:	President

[Signature page to Membership Interest Purchase Agreement]

AFFINITY ADVISORY NETWORK, LLC

By:	/s/ Robert Hall
Name:	Robert Hall
Title:	Manager

AAN WEALTH ADVISORS, LLC

By:	/s/ Robert Hall
Name:	Robert Hall
Title:	Manager

HIH M MFTG TRUST, DATED JANUARY 1, 2026:

By:	/s/ Holly A. Postlewaite
Name:	Holly A. Postlewaite
Title:	Trustee

THE HALL COMPANIES CORPORATE OHIO LEGACY TRUST, Dated January 1, 2024:

By:	/s/ Joshua A. Postlewaite
Name:	Joshua A. Postlewaite
Title:	Trustee

ROBERT HALL

/s/ Robert Hall

[Signature page to Membership Interest Purchase Agreement]

Annex A

Defined Terms

For all purposes of this Agreement (other than as otherwise defined or specified in any Exhibit or Schedule), the following terms shall have the respective meanings set forth below in this Annex A (such definitions to apply to both the singular and plural forms of the terms herein defined):

“AAN” has the meaning set forth in the Preamble.

“AAN Purchased Interests” means the Purchased Interests from AAN.

“Acquisition Proposal” means any proposal or offer from any Person (other than Buyer and its respective accountants, attorneys, consultants, advisors, investment bankers, or other representatives) relating to any merger or recapitalization involving any member of the Company Group, sale of the equity securities in any member of the Company Group, any sale of all or substantially all of the assets of any member of the Company Group or other similar transaction involving any member of the Company Group (excluding sales of inventory in the ordinary course of business).

“Adjustment Report” has the meaning set forth in Section 1.4(d).

“Adjustment Time” has the meaning set forth in Section 1.4(a).

“Affiliate” means, with respect to any Person, any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person; provided that, (a)(i) an Affiliate of a natural person also includes such person’s Related Parties and (ii) an Affiliate of any Person includes any other Person in which the first Person owns a 10% or greater interest and (b) none of Buyer or any of their Affiliates shall be deemed to be Affiliates of any member of the Company Group.

“Affiliate Arrangement” has the meaning set forth in Section 3.14(a).

“Affinity” has the meaning set forth in the Preamble.

“Affinity Purchased Interests” means the Purchased Interests from Affinity.

“Agreement” means this Membership Interest Purchase Agreement, including the Seller Disclosure Schedule and the Company Disclosure Schedule and any Annexes, Exhibits and Schedules hereto, as such may hereunder be amended or restated from time to time in accordance with Section 9.1 of this Agreement.

“AI Technology” means any computer model or system that uses one or more algorithms to analyze input data, learn from that data, and make decisions or predictions or generate output based on that learning. AI Technologies include neural networks, machine learning models, deep learning models, large language models, generative artificial intelligence systems, computer vision systems, natural language processing systems.

Annex A - 1

“Allocable Portion” means, with respect to each Trust Seller, the percentage set forth opposite such Trust Seller’s name on Annex B attached hereto under the heading “Allocable Portion”.

“Ancillary Agreements” means the Escrow Agreement and the other agreements and certificates to be entered into or delivered in connection with this Agreement.

“Annual Earnout Payment” has the meaning set forth in Section 1.5(b).

“Anti-Corruption Laws” means Applicable Laws relating to anti-bribery or anti-corruption including, but not limited to, the FCPA and the UK Bribery Act 2010.

“Anti-Money Laundering Laws” means Applicable Laws related to money laundering, including the Currency and Foreign Transaction Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended, the USA PATRIOT ACT of 2001, as amended, the Money Laundering Control Act of 1986, the UK Proceeds of Crime Act 2002, the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (as updated) and any other Applicable Law related to money laundering of any jurisdictions in which the applicable Person conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person or any of its respective Affiliates, or any of their respective directors, officers, employees, or agents in their capacity as such with respect to such Person or Affiliate, or any of their respective assets, properties, or businesses.

“Applicable Rate” means a rate per calendar quarter equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) plus 200 basis points.

“Assignment Agreement” has the meaning set forth in Section 1.3(b)(i).

“Base Closing Consideration Amount” means $6,720,000.

“Benefit Plan Client” means any Person, including a Client, subject to Title I of ERISA, Section 4975 of the Code or any Similar Law to which any member of the Company Group has provided services.

“Business” means the business and operations as a field marketing organization, financial wholesaler, or national marketing organization and/or business and operations related to integrated retirement, investment and estate-planning solutions through insurance distribution, registered investment advisory and legal services.

“Business Data” means all Trade Secrets, Personal Information, or other Data related to, developed for, used in, necessary for, or otherwise material to or Processed in connection with the business of the Company Group (including of third parties to which any member of the Company Group, any Seller or any of their respective Affiliates owes a duty of confidentiality) or otherwise included in the Company Intellectual Property.

Annex A - 2

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble to this Agreement and includes any successor or permitted assign.

“Buyer Certificate of Incorporation” means the Certificate of Incorporation of Buyer, dated May 27, 2026, as amended, restated, or otherwise modified from time to time.

“Buyer Common Stock” means the Common Stock of Buyer, par value $0.01 per share, authorized pursuant to the Buyer’s Certificate of Incorporation.

“Buyer Fundamental Representations” means Section 4.1 (Organization), Section 4.2 (Authority; Validity of Agreements) and Section 4.7 (Brokers and Finders).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer Stock Consideration” means the number of shares Buyer Common Stock, which shall equal, in the aggregate amongst both Trust Sellers, fifteen percent (15)% of the issued and outstanding shares of Buyer Common Stock immediately following the Closing (for an aggregate deemed value of $1,440,000) and shall be subject to the provisions set forth in the Stockholders’ Agreement.

“Carrier Condition” has the meaning set forth in Section 1.5(b).

“Cash” means all cash and cash equivalents held by the Company Group minus the amount of any outstanding and uncleared checks, drafts and transfers issued by or on behalf of the Company Group, bank overdrafts, cash in reserve accounts or cash escrow accounts, custodial cash, security deposits, cash supporting obligations under letters of credit and cash otherwise subject to any legal or contractual restriction, limitation or Tax on the ability to freely transfer or use such cash for any lawful purpose, in each case, determined on a consolidated basis in accordance with GAAP, but in all cases excluding any cash or cash equivalents used to pay or retire any Indebtedness or Transaction Expenses on the Closing Date prior to the Closing.

“Claim” has the meaning set forth in Section 8.3(a).

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Client” means any Person to which any member of the Company Group provides investment management or investment advisory services, including any sub-advisory services, pursuant to any Investment Advisory Contract or any other applicable Contract with such Person. For purposes of obtaining Consents and any representation, warranty, covenant, or condition contained in this Agreement related thereto, “Client” shall be deemed to include investors in Clients and any other Persons whose Consent may be required by the terms of any applicable Contract with a Client.

“Client Consent” has the meaning set forth in Section 5.4.

Annex A - 3

“Client Dispute” means any written dispute between any member of the Company Group, on the one hand, and any Client, on the other hand.

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash Consideration” means an amount equal to the Base Closing Consideration Amount plus (b) the Net Working Capital Adjustment Amount (which adjustment amount may be a positive or negative amount), minus (c) the aggregate amount of Indebtedness of the Company Group as of immediately prior to the Closing, minus (d) the Transaction Expenses, plus (e) the Cash of the Company Group as of the Closing.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Statement” has the meaning set forth in Section 1.4(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies” has the meaning set forth in the preamble to this Agreement.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Group” means the Companies and their Controlled Affiliates.

“Company Insurance Policies” has the meaning set forth in Section 3.22.

“Company Intellectual Property” has the meaning set forth in Section 3.21(a).

“Company Interest” has the meaning set forth in Section 3.2(b).

Annex A - 4

“Company Material Adverse Effect” means an event, change, circumstance, occurrence, fact, development effect, or other matter, either individually or in the aggregate with all other changes, circumstances, occurrences, facts, developments, effects or other matters, with or without notice, lapse of time or both, that (x) has been or would reasonably be expected to be materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations or prospects of the Company Group, taken as a whole, or (y) does or would reasonably be expected to prevent or materially delay the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided that none of the following shall constitute a “Company Material Adverse Effect” for purposes of clause (x): (a) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which the members of the Company Group operate or participate; (b) changes in general economic conditions affecting the national, regional or world economy; (c) any national or international political conditions in or affecting any jurisdiction in which the members of the Company Group conduct business; (d) any embargo, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic, epidemic, disease outbreak or other natural disaster or act of god; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (f) changes in GAAP or in Applicable Law or in interpretations thereof by courts or other Governmental Authorities, in each case, after the date of this Agreement; (g) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by this Agreement (except this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement); (h) any failure of the members of the Company Group to meet any forecasts or revenue, earnings, or fundraising or other projections (provided that the underlying cause of the member’s failure to meet such forecasts or revenue, earnings, or other projections shall be taken into account to the extent not otherwise excluded under this Agreement); or (i) actions taken or omitted at the written request of Buyer or any action expressly required by this Agreement; provided that, with respect to clause (a), clause (b), clause (c), clause (d), clause (e) or clause (f) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Company Group, taken as a whole, relative to other businesses in the industries in which the members of the Company Group operate or participate.

“Competing Business” means the business of any Person which competes with a material strategy, or business line of the of the Company Group’s Business.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, any of the Company Group or any of their respective employees, consultants or advisors, as the case may be, that relates to the Business, products, operations, financial condition, services, research or development of any member of the Company Group or its customers, vendors, suppliers, processors, independent contractors or other business relations, including: (a) internal business information (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company Group, its customers and its confidential information; (c) industry research compiled by, or on behalf of Company, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, any member of the Company Group; (d) compilations of data and analyses, processes, methods, track and performance records, data and databases (and all Data relating thereto); (e) Personal Information; and (f) information related to Company Intellectual Property and updates of any of the foregoing; provided, however, that “Confidential Information” shall not include any information that (i) is or becomes generally available to the public other than as a result of any Seller act or omission or (ii) becomes available to any Seller on a non-confidential basis from a source other than the Company Group, provided that such source is not known by such Seller to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, a member of the Company Group or any other Party with respect to such information.

Annex A - 5

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated October 14, 2025, between Generational Equity, LLC and/or Generational Capital Markets, Inc. and Nu Ride Inc., as amended, supplemented, waived or otherwise modified.

“Consent” means any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority, that is required to be made or obtained in connection with (a) the execution and delivery by any member of the Company Group, any Seller, the Sellers or Buyer of this Agreement or any Ancillary Agreement or (b) the consummation of the Transactions.

“Contract” means any written or oral loan agreement, indenture, letter of credit (including related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, purchase or sales order, lease or other agreement, contract, instrument, obligation, offer, undertaking, commitment, arrangement or understanding, in each case as amended, supplemented, waived or otherwise modified, in each case, to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person.

“Controlled Affiliate”, in respect of a Person, means an Affiliate that is Controlled by such Person.

“Counsel” has the meaning set forth in Section 9.12(a).

“Covered Employee” means any consultant or employee of the Company Group that provides services to the business conducted by the Company Group or its successors and assigns as of the Closing.

“Covered Party” has the meaning set forth in Section 5.13(a).

“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott laws or regulations administered, enacted or enforced by any Governmental Authority, including: (a) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. International Trade Commission, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to persons or entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List, Military End Users List or Entity List; (d) the U.S. Arms Export Control Act and the International Traffic in Arms Regulations, including related restrictions with regard to persons or entities on the U.S. Department of State’s Debarred List; (e) the U.S. Foreign Trade Regulations; (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; (g) the EU Dual Use Regulation (Regulation (EC) No. 428/2009); (h) the UK Export Control Act 2002, Export Control Order 2008 and any retained EU Applicable Laws; and (i) all other Applicable Laws, regulations or programs.

Annex A - 6

“Data Laws and Requirements” means the following, in each case, to the extent relating to Personal Information or otherwise relating to privacy or security, or security breach notification requirements, and applicable to the business of, or any member of, the Company Group: (a) all Privacy Laws, (b) any Company Group members’ own data protection and privacy policies, notices, and principles, (c) requests from data subjects for access to data held by any Company Group member, (d) Contracts or agreements any Company Group member has entered into or by which it is bound, and (e) industry or self-regulatory standards to which any Company Group members is bound (including the Payment Card Industry Data Security Standard, if applicable) or with which any Company Group member holds itself out to any Person as being compliant.

“Delaware Entity” has the meaning set forth in Section 3.9.

“Dispute Notice” has the meaning set forth in Section 1.4(b).

“Disputed Item” has the meaning set forth in Section 1.4(b).

“Earnout Dispute Notice” has the meaning set forth in Section 1.5(c)(ii).

“Earnout Dispute Period” has the meaning set forth in Section 1.5(c)(ii).

“Earnout Disputed Items” has the meaning set forth in Section 1.5(c)(ii).

“Earnout Payment” has the meaning set forth in Section 1.5(a).

“Earnout Period” has the meaning set forth in Section 1.5(a).

“Earnout Statement” has the meaning set forth in Section 1.5(c)(i).

“Earnout Year” has the meaning set forth in Section 1.5(a).

“Engagement” has the meaning set forth in Section 9.12(a).

“Equity Rights” has the meaning set forth in Section 3.2(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any member of the Company Group, is or was, at a relevant time, treated as a single employer under Section 414 of the Code.

Annex A - 7

“Escrow Account” means the account established pursuant to the Escrow Agreement to hold the Escrow Amount.

“Escrow Agent” means J.P. Morgan Chase (or if J.P. Morgan Chase is not available, another bank).

“Escrow Agreement” means a customary escrow agreement by and among Buyer, the Sellers, and the Escrow Agent, on the form provided by the Escrow Agent.

“Escrow Amount” means $100,000.

“ESG” has the meaning set forth in Section 3.26(a).

“Estimated Cash” has the meaning set forth in Section 1.4(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.4(a).

“Estimated Closing Cash Consideration” means an amount equal to (a) the Base Closing Consideration Amount plus (b) the Estimated Net Working Capital Adjustment Amount (which adjustment amount may be a positive or negative amount), minus (c) the Estimated Indebtedness, minus (d) the Estimated Transaction Expenses, plus (e) the Estimated Cash.

“Estimated Closing Statement” has the meaning set forth in Section 1.4(a).

“Estimated Indebtedness” has the meaning set forth in Section 1.4(a).

“Estimated Net Working Capital Adjustment Amount” has the meaning set forth in Section 1.4(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 1.4(a).

“Excess Amount” has the meaning set forth in Section 1.4(f).

“Filings” has the meaning set forth in Section 3.15(g).

“Final Closing Balance Sheet” has the meaning set forth in Section 1.4(b).

“Final Closing Cash Consideration” has the meaning set forth in Section 1.4(e).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any: (a) officer or employee of a government, including any Governmental Authority, or any person acting in an official capacity for or on behalf of any Governmental Authority; or (b) officer or employee of a government-owned or government-controlled entity of any kind, including a government-owned or government-controlled business enterprise.

Annex A - 8

“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, arbitrator, or arbitral body (public or private), court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory, or administrative functions of or pertaining to government, and any Self-Regulatory Organization.

“Indebtedness” means, with respect to a party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with GAAP; any Liabilities in respect of earnouts or deferred purchase price for assets, securities, property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price; (e) reimbursement obligations under any drawn letters of credit, or any surety or performance bonds; (f) any unpaid bonuses, commissions or similar compensatory obligations, severance obligations or unfunded or underfunded Liabilities in respects of any pension (whether defined benefit or defined contribution), retirement, deferred compensation, gratuity, termination indemnity or retiree or post-termination health and welfare Liabilities and all Liabilities under any similar plans, programs, agreements, arrangement or Contracts (in each case, whether or not accrued), together with employer portion of any applicable FICA, state, local or foreign withholding, payroll, social security, Medicare or similar Taxes therefrom (computed as though all such amounts were payable as of Closing); (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; (h) all unpaid Taxes of the Company Group for all Pre-Closing Tax Periods (including any non-resident Taxes and any pass-through entity Taxes), which (A) shall not be an amount less than zero in any jurisdiction or with respect to any type of Tax, and (B) shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax, (i) deferred revenue; (j) all long term deferred rent liabilities; (k) accrued amounts payable to, payments on behalf of, or reimbursements payable to, an Affiliate; (l) any amounts due and unpaid pursuant to the settlement of any Proceeding; (m) any declared but unpaid dividends, (n) all obligations of the type referred to in clauses (a) through (m), the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, and (o) for clauses (a) through (m), any accrued interest, termination fees, prepayment penalties, change of control payments, “breakage” costs, make-whole payments or similar payments and penalties, charges, expenses and fees or equivalents thereof with respect to any of the amounts in clauses (a) through (m).

“Indemnified Party” has the meaning set forth in Section 8.2.

“Indemnifying Party” has the meaning set forth in Section 8.2(c).

“Independent Accounting Firm” means any internationally recognized independent public accounting firm mutually agreed upon by the Sellers and Buyer (such agreement not to be unreasonably withheld).

Annex A - 9

“Intellectual Property” means, any and all of the following together with all right, title and interest therein and thereto: (a) patents and patent applications, and reissues, reexaminations, continuations, divisions, continuations-in-part, extensions, revisions and counterparts thereof in any jurisdiction; (b) registered and unregistered trademarks and service marks, brand names, trade names, trade dress, logos, slogans, domain names, social media accounts and identifiers and other indicia of source, and all goodwill associated with any of the foregoing, and all applications and registrations therefor; (c) copyrights (whether registered or unregistered) and all copyright registrations and applications for registration of copyrights, all works of authorship (whether or not copyrightable), database rights and moral rights; (d) software (whether in source code, object code, or other form), (e) data, databases, compilations of data, data repositories and data lakes, together with rights under Contracts relating thereto (collectively, “Data”), data classifications and data analysis, enrichment, measurement and management tools; (f) know-how, trade secrets, and other confidential or proprietary information, including non-public designs, technologies, processes, techniques, protocols, methods, methodologies, formulae, formulations, algorithms, layouts, inventions (whether patentable or unpatentable and whether or not reduced to practice), specifications, discoveries, compositions, architectures, drawings, plans, ideas, research and development, customer and supplier lists, pricing and cost information, track or performance records, financial or asset-allocation or other models, and business and marketing plans and proposals (collectively, “Trade Secrets”); (g) privacy and publicity rights; (h) any other rights that are equivalent or similar to any of the foregoing; and (i) all rights with respect to causes of action, judgements, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, dilutions, misappropriation and other violations thereof.

“Investment Adviser” has the meaning set forth in Section 3.15(d).

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Investment Advisory Contract” means an investment advisory, investment sub-advisory, investment management, or similar Contract under which any member of the Company Group provides Investment Management Services to any Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Investment Management Services” means any services rendered which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), or (c) otherwise acting as an “investment adviser” within the meaning of Applicable Law, and activities related or incidental thereto.

“IRS” has the meaning set forth in Section 3.18(a).

“Key Person Employment Agreement” has the meaning set forth in the recitals.

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“Knowledge of the Companies” means those facts actually known by each of Robert Hall, Josh Postlewaite and Beth Hall and such knowledge such Persons would have after reasonable inquiry of the relevant employee or other service provider who would reasonably be expected to have knowledge of the applicable subject matter.

“Knowledge of the Sellers” means those facts actually known by any Seller.

“Law” means any domestic or foreign federal, state, or local statute, law (whether statutory or common), act, statute, ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction, ruling, award, directive, judgment, decree, policy, ordinance, decision, guideline, or other requirement of, or agreement with, a Governmental Authority.

“Lease” means any of the real estate or other material personal property leases or subleases, or a sublease of an interest thereunder (including any oral/non-written arrangements allowing for the use of real property), of any of member of the Company Group, together with all amendments, modifications, alterations, and renewals thereof.

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means, whether arising under any Contract or otherwise, any debts, claims, security interests, liens, licenses, encumbrances, pledges, mortgages, retention agreements, hypothecations, rights of others, assessments, restrictions, voting trust agreements, options, rights of first offer, proxies, title defects, and charges or other restrictions or limitations of any nature whatsoever.

“Lookback Date” means January 1, 2023.

“Losses” means any and all losses (including the right to seek recovery for any diminution of value of the Business), liabilities, Taxes, claims, penalties, damages, costs, fines, expenses, judgments and settlements (including interest and penalties with respect thereto and all reasonable out-of-pocket expenses and attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the respective rights in connection with or under this Agreement) whether or not resulting from a claim by a third Party, provided that no Party shall be liable to any other Person for any Losses pursuant to Article VIII to the extent such Losses constitute any special, exemplary or punitive damages unless awarded to a third Party.

“Malicious Code” means any (i) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or (ii) other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a System on which such code is stored or installed; or (b) damaging or destroying any Data or file without the user’s consent.

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“Material Contract” means any Contract to which any member of the Company Group is a Party or otherwise bound of the type listed below:

(a)  Investment Advisory Contracts and any other Contract with any Client;

(b)  Leases;

(c)  any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(d)  any Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority or pursuant to which any member of the Company Group will have any outstanding monetary obligation or any other material outstanding obligation after the date of this Agreement;

(e)  any employment, consulting, severance, agency, bonus, equity or equity-based, compensation, deferred compensation, trusts or funds Contract (i) relating to or for the benefit of current, future or former service providers, employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants (whether or not legally binding) or (ii) that provide for any change in control, transaction, sale, retention or similar compensation or benefits or any severance benefits;

(f)  Contracts relating to any Indebtedness;

(g)  any joint venture, strategic partnership, exclusive distribution, limited liability company, co-marketing or similar Contract involving a sharing of profits or payments based on revenues, profits, or assets under management;

(h)  stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements (including all exhibits, schedules, and annexes thereto) that are material to the Business;

(i)  Contracts that involve the annual payment of more than $10,000 in any year or more than $35,000 in the aggregate that cannot be terminated by any member of the Company Group on less than 90 days’ notice, or that require a material payment or other material economic penalty or cost upon termination;

(j)  Contracts pursuant to which a member of the Company Group shares management rights with, or has granted to or is subject to consent, veto, or similar rights of, a third party;

(k)  Contracts between two or more members of the Company Group for the sharing of costs or expenses or the provision of services;

(l)  Contracts (A) relating to the licensing or granting of any rights or covenants with respect to any Intellectual Property (whether granted to or by the Company Group), other than non-exclusive licenses granted to the Company Group in the ordinary course of business for generally available commercial, unmodified, “off the shelf” software used solely for the Company Group’s own internal use for an aggregate fee, royalty or other consideration for any such software or group of related software licenses of no more than $100,000 (“Software Licenses”), (B) relating to the acquisition, divestiture, or development of Intellectual Property (other than employee invention assignment agreements executed on the Company Group’s standard form of agreement, which agreements, together with the Software Licenses, shall be deemed to be Material Contracts), (C) affecting the Company Group’s ability to use, enforce, or disclose any Company Intellectual Property or otherwise arising out of any Intellectual Property-related dispute (which shall include concurrent use agreements, settlement agreements and consent to use agreements);

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(m)  Contracts with an insurance carrier or an insurance producer (known by whatever name including “field marketing organization contract” or “national marketing organization contract”) authorizing a member of the Company Group to offer or sell insurance products on behalf of such carrier or producer, including the Subject Contract;

(n)  Contracts with any sales agent, representative, independent contractor or similar non-employee third person who is authorized to offer or place insurance products or services on behalf of a member of the Company Group (each, a “Producer Contract”); or

(o)  any other Contracts not covered in (a) through (n) above that is material to the Business as currently conducted.

“Maximum Earnout Payment Amount” has the meaning set forth in Section 1.5(a).

“Net Working Capital” means the excess of (a) the total consolidated current assets of the Company Group (excluding Cash, unrestricted Cash, deferred Tax assets and income Tax assets) minus (b) the total consolidated current liabilities of the Company Group (excluding deferred Tax liabilities and income Tax liabilities), in each case, using the same account categories included in Exhibit B – Example Calculation of Net Working Capital.

“Net Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to (a) Net Working Capital as of the Adjustment Time, as reflected on the Estimated Closing Balance Sheet, minus (b) the Net Working Capital Target Amount.

“Net Working Capital Target Amount” means $279,000.

“Nu Ride Class A Common Stock” means the Class A Common Stock of Nu Ride Inc., authorized pursuant to the Nu Ride Inc. Third Amended and Restated Certificate of Incorporation.

“Nu Ride Class A Common Stock Consideration” means the portion of the purchase price payable in Nu Ride Class A Common Stock, which shall comprise, in the aggregate amongst both Trust Sellers, 80,000 shares of Nu Ride Class A Common Stock, issued at a deemed price of $1.60 per share and shall be subject to the provisions set forth in Annex C.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws; with respect to any Person that is a limited partnership, its certificate of limited partnership and its limited partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or its constituent document; and with respect to any other Person, its comparable organizational documents.

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“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any member of the Company Group.

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Party” has the meaning set forth in the preamble to this Agreement.

“Pass-Through Income Tax Return” means any U.S. federal, state or local Tax Return filed by or with respect to an entity treated as a pass-through entity for purposes of such Tax Return for which the items of income and loss or results of operations reflected on such Tax Returns are reflected on the Tax Returns of such entity’s partner(s), member(s), or other direct or indirect owner(s) for Tax purposes, including any IRS Forms 1065 (and any similar state or local Tax Returns), Schedule K-1s or other such equivalent statements.

“Past Client” means, as of the Closing, any Person who is neither a Present Client nor a Potential Client and that was, during the twelve (12) months immediately preceding the Closing Date, a recipient of Investment Management Services from the Company Group and with whom the applicable Seller had contact during the course of such Seller’s employment or consulting relationship with the Company Group, regarding its Investment Advisory Contract.

“Payoff Letters” has the meaning set forth in Section 1.3(b)(xiv).

“PCWR” means a “person connected with Russia”, as defined in Regulation 19A(2) of the UK Russia (Sanctions) (EU Exit) Regulations 2019 (as amended), which, at the date of this Agreement, includes:

(a)  an individual who is, or an association or combination of individuals who are, ordinarily resident in Russia;

(b)  an individual who is, or an association or combination of individuals who are, located in Russia;

(c)  a person, other than an individual, which is incorporated or constituted under the law of Russia; or

(d)  a person, other than an individual, which is domiciled in Russia.

“Performance Record” means the investment performance record of the Company Group.

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“Permits” has the meaning set forth in Section 3.15(b).

“Permitted Activities” has the meaning set forth in Section 5.12(f).

“Permitted Liens” means all Liens that are:

(a)  for property Taxes which have been incurred in the ordinary course of business and are not yet due and payable as of the Closing Date;

(b)  Liens or pledges to secure payments of workmen’s compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

(c)  materialmen’s, workmen’s, repairmen’s, warehousemen’s, vendors’, mechanics’ or carriers’ Liens or other similar Liens arising in the ordinary course of business and securing sums that are not yet due and payable and which shall be paid in full and released at Closing, or deposits or pledges to obtain the release of any such Liens;

(d)  statutory landlords’ Liens and landlord’s Liens under Leases to which any of member of the Company Group is a party; and

(e)  zoning restrictions, easements, rights of way, licenses, and restrictions on the use of real property or minor irregularities in title thereto, that do not materially impair the use of such property in the normal operation of the Business or the value of such property for the purpose of such Business.

“Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, or other business entity or any division thereof.

“Personal Information” means (a) any information that relates to, identifies, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular household or identified or identifiable or other natural person; and (b) any information that constitutes “personal information” or “personal data” or other similar terms under applicable Law. An identifiable natural person is one who, inter alia, can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

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“Plan” means each (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (b) each other compensation or benefit plan, program, policy, agreement, arrangement or Contract, including any employment, individual consulting, bonus, commission, deferred compensation, sale, transaction, bonus, incentive compensation, stock purchase, stock option, restricted stock unit, phantom stock, stock appreciation right or other equity or equity-based incentive, phantom equity, severance, change-in-control, termination pay, separation, retention, stay, welfare, post-termination or retiree welfare, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, vacation, paid time off, profit-sharing, pension, retirement or other fringe plan, program, policy, agreement, arrangement or Contract, in each case, (i) that is sponsored, maintained, contributed to or required to be contributed to by any member of the Company Group for the benefit of any current or former employee or individual service provider of the Business, (ii) that is sponsored, maintained, contributed to or required to be contributed to by any member of the Company Group, or (iii) under or with respect to which any member of the Company Group has or could reasonably be expected to have any Liability (including on account of an ERISA Affiliate).

“Plan Assets” means “plan assets” within the meaning of the U.S. Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Policies” has the meaning set forth in Section 3.15(i).

“Potential Client” means, as of the Closing Date, any Person (i) with whom the Company Group has engaged in substantive discussions regarding the provision of Investment Management Services at any point during the 12 months immediately preceding the Closing Date (but who has not become a recipient of such Investment Management Services) or (ii) introduced to the applicable Seller, or with whom the applicable Seller has had contact during the course of his employment or consulting relationship with the Company Group, regarding the provision of Investment Management Services.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Present Client” means, as of the Closing Date, any Person who is a recipient of Investment Management Services from the Company Group pursuant to an Investment Advisory Contract.

“Privacy Laws” has the meaning set forth in Section 3.25.

“Privileged Communications” has the meaning set forth in Section 9.12(b).

“Proceeding” means any action, cause of action, claim, demand, suit, charge, complaint, litigation, audit, arbitration, review, examination. inquiry, proceeding or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, whether or not by or before any court, tribunal, arbitrator or other Governmental Authority.

“Process” (or “Processing” or “Processed”) means access, collection, use, processing, storage, sharing, sale, distribution, transfer, disclosure, sorting, treatment, compromise, modification, manipulation, transmit, performance of operations on, enhancement, aggregation, destruction, theft, loss, privacy, security, or disposal of or to, any Data or information or Systems.

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“Producer Contract” has the meaning set forth in the definition of “Material Contract.”

“PTCE” has the meaning set forth in Section 3.17(d).

“Purchased Interests” has the meaning set forth in the recitals.

“Registered Intellectual Property” has the meaning set forth in Section 3.21(a).

“Related Party” means, with respect to any natural person: (a) the parents of such Person; (b) the spouse or domestic partner of such Person; (c) the spouse of such Person’s children; (d) the lineal descendants of such Person’s parents, spouse or domestic partner, including any adoptive relationships, (e) estates, trusts, partnerships and other entities of which any portion of the legal or beneficial interests are held directly or indirectly by the foregoing and (f) any Affiliates of any of the Persons described in clauses (a)-(e).

“Representatives” means, with regard to any specified Person, such Person’s directors, officers, employees, partners, members, Affiliates, financial advisors, attorneys, accountants, consultants, agents and representatives.

“Resolution Date” has the meaning set forth in Section 1.4(e).

“Resolution Period” has the meaning set forth in Section 1.4(b).

“Restricted Person” means any person or entity identified on the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”)’s Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identifications List, or Chinese Military Industrial Complex Companies List, the U.S. Department of Commerce Bureau of Industry and Security (“BIS”)’s Denied Persons List, Unverified List, Military End Users List, or Entity List or the U.S. Department of State’s Debarred List or Nonproliferation Sanctions List.

“Restriction Period” means the period commencing on the Closing Date and continuing for five (5) years following the Closing Date.

“Review Period” has the meaning set forth in Section 1.4(b).

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement), Cuba, Iran, North Korea Syria, the Crimea, so-called People’s Republic of Donetsk and so-called People’s Republic Luhansk regions of Ukraine, Venezuela and, as applicable within the previous five years, Sudan.

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“Sanctioned Person” means any Person that is the target of any Sanctions or subject to any Customs or Trade Laws restrictions, including (a) any Restricted Person or person listed on any Sanctions- or export-restricted party list maintained by a Governmental Authority of the United States (including OFAC, BIS, and the U.S. Department of State), Canada, the United Kingdom (including the Foreign, Commonwealth & Development Office and HM Treasury, including the Office of Financial Sanctions Implementation), the United Nations Security Council, the European Union, any European Union Member State, or any other relevant jurisdiction; (b) organized, resident or located in a Sanctioned Country; (c) in the aggregate, 50% or more owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a) or (b); or (d) any national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.

“Sanctions” means all Laws and orders relating to economic, financial, or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Department of State), Canada, the United Kingdom (including the Foreign, Commonwealth & Development Office and HM Treasury, including the Office of Financial Sanctions Implementation), the United Nations Security Council, the European Union, any European Union Member State, or any other relevant Governmental Authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” has the meaning set forth in Section 2.8(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any actual or reasonably suspected (i) breach of security, successful phishing incident, ransomware or malware attack affecting any System, (ii) incident in which any Business Data Processed by or for any member of the Company Group or the thereof was or may have been Processed in an unauthorized manner or otherwise lost, compromised, or exfiltrated, or (iii) other cyber or security incident with respect to any Systems or Business Data.

“Self-Regulatory Organization” means, each national securities exchange in the United States and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any member of the Company Group is subject.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller 1” has the meaning set forth in the Preamble.

“Seller 2” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” has the meaning set forth in Article II.

“Seller Fundamental Representations” means each of the representations and warranties set forth in Section 2.1 (Organization), Section 2.2 (Authority; Validity of Agreements), Section 2.3 (Title to Purchased Interests), Section 2.7 (Brokers and Finders), Section 3.1 (Organization), Section 3.2 (Capital Structure; Subsidiaries), Section 3.3 (Authority; Validity of Agreements), Section 3.14 (Affiliate Arrangements) and Section 3.24 (Brokers and Finders).

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“Seller Indemnified Parties” has the meaning set forth in Section 8.2.

“Seller Prepared Returns” has the meaning set forth in Section 5.10(e).

“Set-Off Notice” has the meaning set forth in Section 1.5(c)(vii).

“Stockholders’ Agreement” means the Stockholders’ Agreement of Buyer, dated as of the Closing Date, by and between Buyer and the Trust Sellers.

“Shortfall Amount” has the meaning set forth in Section 1.4(f).

“Similar Law” means any Applicable Laws that are substantially similar to Title I of ERISA or Section 4975 of the Code.

“State Adviser Laws” has the meaning set forth in Section 3.15(d).

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subject Amount” has the meaning set forth in Schedule A.1.

“Subject Contract” has the meaning set forth in Schedule A.2.

“Subsidiary” of a Person means an Affiliate of such Person of which 50% or more of the voting stock (or of any general partnership or other voting or controlling equity interest in the case of a Person that is not a corporation) is beneficially owned by the Person directly or indirectly through one or more other Persons; provided that a “Client” shall not be deemed a Subsidiary of any of the Companies.

“Systems” means all software, computers, computer systems, servers, hardware, telecommunications and network equipment, firmware, middleware, websites, Data, networks, workstations, routers, hubs, switches, communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or software systems, including any outsourced systems and processes and the data transmitted thereby or thereon, in each case owned, leased or licensed by any member of the Company Group, any Seller or any of their respective Affiliates, or otherwise used in or relied on in connection with the operation of the business of any member of the Company Group.

“Tail Policy” has the meaning set forth in Section 5.13(a).

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“Tax” means: (a) any federal, state, local, foreign and other taxes, levies, fees, imports, duties and charges of whatever kind imposed by any taxing or similar authority (including any interest, penalties, or additions to the tax attributable to, imposed in connection therewith, or with respect thereto), including taxes imposed on, or measured by net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, unincorporated business, capital stock, net worth, assets, capital, profits, windfall profits, gross receipts, business, escheat or unclaimed property, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security (or similar), disability, workers’ compensation, payroll, withholding, estimated and recording, whether computed on a separate, consolidated, unitary, combined or other basis; (b) any liability for the payment of any amounts described in this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of transferor or successor liability, or as a result of the operation of Law; and (c) any liability for the payments of any amounts as a result of being a Party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” means any return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 7.1(a)(v).

“Texas Insurance Approval” means a filing of a Form FIN-531 with, and approval or non-objection of such filing by, the Texas Department of Insurance.

“Third Party Claim” has the meaning set forth in Section 8.3(b)(i).

“Third Party Notice” has the meaning set forth in Section 8.3(b)(i).

“Total Consideration” means an amount equal to the sum of the Closing Cash Consideration, the Nu Ride Class A Common Stock Consideration, the Buyer Stock Consideration and the Maximum Earnout Payment Amount.

“Train” means, with respect to any AI Technology, to train, fine-tune, test, or validate such AI Technology.

“Transaction Expenses” means (a) all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, including Generational Equity, experts and consultants to a Party and its Affiliates) incurred or subject to reimbursement by the Company Group and Sellers or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the Transactions, (b) any sale, change of control or transaction bonus, retention, stay, severance, deferred compensation, incentive or other similar compensatory payment or benefit payable or provided to any current or former employee or other individual service provider of the Company Group, in each case, in connection with the execution and delivery of this Agreement or the consummation of the Transactions (including in combination with any other event), together with the employer portion of any applicable FICA, state, local or foreign withholding, payroll, social security, Medicare or similar Taxes therefrom, (c) any Transfer Taxes, (d) fifty percent (50%) of the fees and expenses of the Escrow Agent and (e) all costs and expenses in connection with obtaining the Tail Policy.

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“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer” has the meaning set forth in Section 1.5(c)(v).

“Transfer Tax Returns” has the meaning set forth in Section 5.10(b).

“Transfer Taxes” means all sales (including, without limitation, bulk sales), use, transfer, recording, privilege, documentary, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees incurred in connection with or resulting from this Agreement and the transactions contemplated hereunder.

“Treasury Regulations” means the final and temporary federal income tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.

“Unaudited Company Consolidated Balance Sheet” has the meaning set forth in Section 3.6(a).

“Wire Transfer” means a payment in immediately available funds by wire transfer in U.S. dollars.

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Annex C

Lock-Up Provisions

(a) Sellers shall not effect any Trade, other than a Permitted Transfer, of any shares of Nu Ride Class A Common Stock constituting Nu Ride Class A Common Stock Consideration beneficially owned or otherwise held by the Sellers (the “Lock-Up Shares”) during the period beginning on the Closing Date and continuing to and including the date that is three years after the Closing Date (the “Lock-Up Period”); provided the Lock-Up Period shall expire and terminate in the event of the termination of Hall without “Cause” as defined in and pursuant to the Key Person Employment Agreement.

(b) During the Lock-Up Period, any purported Transfer of Lock-Up Shares by the Sellers other than in accordance with this Agreement shall be null and void, and Nu Ride Inc. shall refuse to recognize any such Transfer for any purpose.

(c) Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, the Holders may make Permitted Transfers of any Lock-Up Shares. In connection with any Permitted Transfer of Lock-Up Shares, (i) the restrictions and obligations contained in this Annex C will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (ii) the transferee of such Lock-Up Shares shall have no rights under this Agreement, unless, for the avoidance of doubt, such transferee is a Permitted Transferee in accordance with this Agreement and complies with the following sentence. Any transferee of Lock-Up Shares that is a Permitted Transferee of the transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement solely for purposes of this Annex C by executing and delivering a joinder, whereupon such transferee will be treated as a Party (with the same rights and obligations as the transferor as to the applicable Lock-Up Shares) for all purposes of Annex C of this Agreement.

(d) In order to enforce the foregoing covenant, Nu Ride Inc. shall place restrictive legends on the certificates or book-entry positions representing the applicable Lock-Up Shares subject to this Annex C and shall be entitled to impose stop transfer instructions with respect to such shares until the end of the applicable Lock-Up Period. Such legend shall be in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN ANNEX C OF THE MEMBERSHIP INTEREST PURCHASE AGREEMENT, DATED AS OF JUNE 2, 2026, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE HOLDER OF THE NU RIDE CLASS A COMMON STOCK. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Annex C - 1

(e) Additional Definitions:

(i) “Family Member” with respect to any Person who is an individual, means (A) such Person’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”); (B) any trust, family partnership or estate- or tax-planning vehicle the sole economic beneficiaries of which are such Person or such Person’s relatives; (C) the trustee, fiduciary, executor or personal representative of such Seller with respect to any entity described in the immediately preceding clause (B); or (D) any limited partnership, limited liability company, corporation or other entity the governing instruments of which provide that such Person (or such Person’s relatives or executor) shall have the power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will remain, limited to such Seller and such Person’s relatives.

(ii) “Holder” means initially, any Seller, and then any holder of Nu Ride Class A Common Stock or who is a Party to, or who succeeds to rights under and pursuant to, this Annex C of this Agreement.

(iii) “Permitted Transfer” means any Transfer (A) of any Nu Ride Class A Common Stock constituting Nu Ride Class A Common Stock Consideration, made to a Permitted Transferee of the transferor upon prior written notice to Nu Ride Inc., (B) of Nu Ride Class A Common Stock to Nu Ride Inc. in accordance with its certificate of incorporation or (C) made pursuant to any liquidation, merger, stock exchange or other similar transaction subsequent to the Closing Date which results in all of Nu Ride Inc.’s stockholders exchanging or having the right to exchange their Nu Ride Class A Common Stock for cash, securities or other property.

(iv) “Permitted Transferee” means, with respect to any Person, (A) any Family Member of such Person, (B) any Affiliate of such Person, (C) any Affiliate of any Family Member of such Person, (D) if such Person is a natural person, (i) by virtue of laws of descent and distribution upon death of such individual or (ii) in accordance with a qualified domestic relations order or (E) the members, managers, limited or general partners, stockholders or other equityholders of such Person as part of a distribution of any Nu Ride Class A Common Stock to such members, managers, limited or general partners, stockholders or other equityholders.

(v) “Trade” means (A) any Transfer and (B) any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned on behalf of the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Nu Ride Class A Common Stock to the extent constituting Nu Ride Class A Common Stock Consideration, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Nu Ride Class A Common Stock, or other securities, in cash or otherwise.

Annex C - 2

Exhibit A

Accounting Principles

The Estimated Closing Statement (and the calculation of the Estimated Closing Cash Consideration set forth therein, including the components included therein of Cash, Net Working Capital, Indebtedness and Transaction Expenses) and the Closing Statement (and the calculation of the Closing Cash Consideration set forth therein, including the components included therein of Cash, Net Working Capital, Indebtedness and Transaction Expenses) shall be prepared and calculated in accordance with GAAP. The foregoing will also be calculated in accordance with the following clauses (a), (b) and (c) and with respect to Net Working Capital, also as outlined in Exhibit B.

(a) Treatment of Payroll Cash – While Cash was excluded from the Exhibit B calculation of the Net Working Capital, any Cash delivered by Sellers in respect of payroll liabilities (which will be delivered in the amount of $100,000 at Closing and will not count as Cash of the Companies that increases the Estimated Closing Cash Consideration or Closing Cash Consideration to be paid at Closing) will be included in the calculation of Net Working Capital.

(b) Accounts Receivable – Any unpaid accounts receivables as of Closing that are collected within the period after Closing and prior to delivery of the Closing Statement will be included in the calculation of Net Working Capital.

(c) Indebtedness – Any items included in the calculation of Indebtedness will be excluded from Net Working Capital.

Exhibit A - 1

Exhibit C

Form of Assignment Agreement

For value received, [Trust Seller] (“Trust Seller”) hereby sells, assigns and transfers unto Affinity Advisory Holdings Corp., a Delaware corporation (“Buyer”), all of Trust Seller’s right, title and interest in and to all of the equity interests of [Company], an Ohio limited liability company (the “Company”) held by Trust Seller (the “Company Interests”), free and clear of all Liens, none of which Company Interests are represented by a certificate and all of which Company Interests are standing in the name of the undersigned on the books of the Company, and hereby irrevocably constitutes and appoints each officer of the Company (acting alone or with one or more agents) as attorney-in-fact to transfer the Company Interests on the books of the Company with full power of substitution in the premises. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in that certain Membership Interest Purchase Agreement, dated as of June 2, 2026 (the “Purchase Agreement”), by and among Buyer, Trust Seller, the Company and the other parties signatory thereto.

This Assignment Agreement is entered into in accordance with and is subject to all of the terms and conditions set forth in the Purchase Agreement, all of which are hereby incorporated herein by reference. Nothing in this Assignment Agreement shall be construed as a waiver or limitation upon any of the rights or remedies of the parties hereto as set forth in, or arising in connection with, the Purchase Agreement, or any instrument or document delivered by the parties hereto pursuant to the Purchase Agreement. The provisions of Section 5.9 (Further Assurances) and Article IX of the Purchase Agreement are hereby incorporated by reference to this Assignment Agreement mutatis mutandis.

Dated: [●], 2026	TRUST SELLER:

[TRUST SELLER]

By:
Name:
Title:

Dated: [●], 2026	BUYER:

Affinity Advisory Holdings Corp.

By:
Name:
Title:

Exhibit C - 1

EXECUTION VERSION

AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This AMENDMENT TO PURCHASE AGREEMENT, dated as of this 12th day of August, 2026, but effective as of the 15th day of July (this “Amendment”), is entered into by and among the undersigned parties hereto. Capitalized terms used and not otherwise defined herein shall for all purposes of this Amendment have the respective meanings specified therefor in that certain Membership Interest Purchase Agreement dated effective as of June 2, 2026 (the “Purchase Agreement”) by and among (a) Affinity Advisory Holdings Corp., a Delaware corporation (“Buyer”), (b) Affinity Advisory Network, LLC, an Ohio limited liability company (“Affinity”), (c) AAN Wealth Advisors, LLC, an Ohio limited liability company (“AAN” and together with Affinity, the “Companies” and each, a “Company”), (d) Holly A. Postlewaite, as Trustee of the HIH M MFTG Trust, dated January 1, 2026 (“Seller 1”), (e) Joshua A. Postlewaite, as Trustee of The Hall Companies Corporate Ohio Legacy Trust, dated January 1, 2024 (“Seller 2” and together with Seller 1, the “Trust Sellers” and each, a “Trust Seller”) and Robert Hall (“Hall” and together with the Trust Sellers, the “Sellers” and each a “Seller”, and together with Buyer and the Companies, collectively, the “Parties” and each, a “Party”).

Recitals:

A.	The Parties executed the Purchase Agreement on June 2, 2026 and consummated the transaction contemplated thereunder on July 15, 2026 (the “Closing”).

B.	The Parties desire to amend Annex B to the Purchase Agreement to amend and restate the allocation of the Purchase Price among the Trust Sellers.

Terms:

1. Amendment to Annex B. Annex B to the Purchase Agreement is hereby deleted in its entirety and replaced by Annex B attached hereto and by this reference made a part hereof.

2. Ratification. The Parties hereby ratify and confirm their obligations pursuant to the Purchase Agreement, as amended by this Amendment. It is further agreed by the parties that, except as expressly modified herein, all other terms and conditions concerning the Purchase Agreement shall remain in full force and effect as originally written and are hereby ratified and confirmed.

3. Authority to Execute. The individual(s) executing this Amendment on behalf of the respective parties hereto represents and warrants that they are duly authorized to deliver this Amendment on behalf of the respective parties hereto and that this Amendment is binding upon the respective parties hereto in accordance with its terms.

4. Miscellaneous. The provisions of Article IX of the Purchase Agreement are incorporated herein by reference and shall apply mutatis mutandis to the terms and conditions of this Amendment as to each party hereto.

[The remainder of this page is left intentionally blank. Signature Page to follow.]

[Signature page to Amendment to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, this AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT has been duly executed and delivered by the duly authorized officers of each of the parties hereto as of the date first written above.

AFFINITY ADVISORY NETWORK, LLC

By:	/s/ Robert Hall
Name:	Robert Hall
Title:	Manager

AAN WEALTH ADVISORS, LLC

By:	/s/ Robert Hall
Name:	Robert Hall
Title:	Manager

HIH M MFTG TRUST, DATED JANUARY 1, 2026:

By:	/s/ Holly A. Postlewaite
Name:	Holly A. Postlewaite
Title:	Trustee

THE HALL COMPANIES CORPORATE OHIO
LEGACY TRUST, Dated January 1, 2024:

By:	/s/ Joshua A. Postlewaite
Name:	Joshua A. Postlewaite
Title:	Trustee

ROBERT HALL

/s/ Robert Hall

AFFINITY ADVISORY HOLDINGS CORP.

By:	/s/ Alexander C. Matina
Name:	Alexander C. Matina
Title:	President

Annex B

Sellers; Allocable Portions; Ownership

Sellers	Ownership Percentage	Closing Cash Consideration	Buyer Stock Consideration Portion	Nu Ride Class A Common Stock Consideration Portion	Earnout Portion	Allocable Portion
Affinity Advisory Network, LLC
HIH M MFTG TRUST	59.02%	82.44%	0.00%	59.02%	0.00%	59.02%
The Hall Companies Corporate Ohio Legacy Trust	40.98%	17.56%	100.00%	40.98%	100.00%	40.98%
Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
AAN Wealth Advisors, LLC
HIH M MFTG TRUST	59.02%	82.44%	0.00%	59.02%	0.00%	59.02%
The Hall Companies Corporate Ohio Legacy Trust	40.98%	17.56%	100.00%	40.98%	100.00%	40.98%
Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%